Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

LifeLock, Inc.,

Lavender Acquisition Corporation,

Lemon, Inc.

and

Shareholder Representative Services LLC, as the Securityholder Representative

Dated as of December 11, 2013

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TABLE OF CONTENTS

(CONT.)

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TABLE OF CONTENTS

(CONT.)

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LIST OF EXHIBITS

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LIST OF SCHEDULES

Schedule 5.5(e) - Parent Restricted Stock Unit Awards

Schedule 6.2(m)(i) - Non-Competition and Non-Solicitation Agreements

Schedule 6.2(m)(ii) - Non-Disclosure and Confidentiality Agreements

Schedule 6.2(n)(i) - Certain U.S. Employees

Schedule 6.2(n)(ii) - Certain Argentina Service Providers

Schedule 6.2(bb) - Purchasers

Schedule 7.2(a)(xi) - Certain Indemnification Matters

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of December 11, 2013, by and among (i) LifeLock, Inc., a Delaware corporation (“Parent”); (ii) Lavender Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); (iii) Lemon, Inc., a Delaware corporation (the “Company”); and (iv) Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the Securityholder Representative. Certain capitalized terms that are used but not otherwise defined in this Agreement shall have the meanings set forth in Exhibit A attached hereto.

RECITALS

WHEREAS, the board of directors of each of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the parties intend that Merger Sub be merged with and into the Company (the “Merger”).

WHEREAS, the board of directors of the Company has unanimously (i) determined that the transactions contemplated by this Agreement, including the Merger, are advisable and in the best interests of the Company and the Company Stockholders; (ii) approved, in accordance with applicable provisions of the DGCL and the California Corporation Code (the “CCC”), this Agreement and the transactions contemplated hereby, including the Merger; and (iii) resolved to recommend that the Company Stockholders approve and adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

WHEREAS, the board of directors of Parent and Merger Sub have, upon the terms and subject to the conditions set forth in this Agreement, unanimously approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent (in its capacity as the sole stockholder of Merger Sub) has adopted this Agreement and approved the transactions contemplated hereby, including the Merger, in each case in accordance with the applicable provisions of the DGCL.

WHEREAS, immediately following the execution and delivery of this Agreement, the Company shall deliver to Parent and Merger Sub written consents of certain Company Stockholders, in substantially the form attached hereto as Exhibit B (the “Stockholder Written Consent”), which shall together be sufficient to approve and adopt this Agreement and approve each of the transactions contemplated hereby, including the Merger, in accordance with the certificate of incorporation and bylaws of the Company, each as in effect on the date of this Agreement (collectively, the “Organizational Documents”), the DGCL and the CCC.

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby, including the Merger, and also to prescribe certain conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties hereby agree as follows:

ARTICLE I - THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to Article VIII hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Greenberg Traurig, LLP, 2375 East Camelback Road, Suite 700, Phoenix, Arizona 85016, at 10:00 a.m., local time, on December 11, 2013, or, if each of the conditions set forth in Article VI hereof have not been satisfied or waived on such date (other than those conditions that by their nature are to be satisfied at the Closing), on the third (3rd) Business Day following the satisfaction or waiver of each of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time), or at such other time and place as Parent and the Company shall agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the provisions of this Agreement, concurrently with or as soon as practicable following the Closing, the parties shall file a certificate of merger (the “Certificate of  Merger”) executed in accordance with the applicable provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as may be mutually agreed in writing by Parent and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to in this Agreement as the “Effective Time”).

1.3 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws.

(a) The certificate of incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to conform to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with the DGCL or such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Lemon, Inc.”

(b) The bylaws of the Surviving Corporation shall be amended and restated at the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with the DGCL or such bylaws.

1.5 Directors and Officers.

(a) The directors of the Surviving Corporation at the Effective Time shall be the respective individuals who are directors of Merger Sub immediately prior to the Effective Time, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) The officers of the Surviving Corporation at the Effective Time shall be the respective individuals who are officers of Merger Sub immediately prior to the Effective Time, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Stockholder:

(a) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one (1) fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Cancelled Shares.

(i) Each share of Capital Stock then held by the Company (or held in the Company’s treasury) or by any wholly owned subsidiary of the Company shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii) Each share of Capital Stock then held by Parent, Merger Sub or any other wholly owned subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Capital Stock of the Company. Except as otherwise provided in Section 1.6(b), each share of Capital Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as hereinafter defined)) shall automatically be converted as follows:

(i) each share of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and shall automatically be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest, an amount equal to the product obtained by multiplying (A) the number of shares of Common Stock into which one (1) share of Series A-1 Preferred Stock is convertible immediately prior to the Effective Time by (B) the Per Share Common Consideration, less any amounts that must be contributed in respect of such share of Series A-1 Preferred Stock into the Escrow Fund (as hereinafter defined) and the Representative Expense Fund (as hereinafter defined) as provided in this Agreement and the Escrow Agreement (as hereinafter defined), as applicable, which contributed amounts will be released at the respective times and subject to the contingencies specified herein and therein (the “Series A-1 Consideration,” and the aggregate amount of Series A-1 Consideration, the “Aggregate Series A-1 Consideration”);

(ii) each share of Series A-2 Preferred Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and shall automatically be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest, an amount equal to the product obtained by multiplying (A) the number of shares of Common Stock into which one (1) share of Series A-2 Preferred Stock is convertible immediately prior to the Effective Time by (B) the Per Share Common Consideration, less any amounts that must be contributed in respect of such share of Series A-2 Preferred Stock into the Escrow Fund and the Representative Expense Fund as provided in this

Agreement and the Escrow Agreement, as applicable, which contributed amounts will be released at the respective times and subject to the contingencies specified herein and therein (the “Series A-2 Consideration,” and the aggregate amount of Series A-2 Consideration, the “Aggregate Series A-2 Consideration”);

(iii) each share of Series A-3 Preferred Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and shall automatically be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest, an amount equal to the Per Share Series A-3 Liquidation Preference, less any amounts that must be contributed in respect of such share of Series A-3 Preferred Stock into the Escrow Fund and the Representative Expense Fund as provided in this Agreement and the Escrow Agreement, as applicable, which contributed amounts will be released at the respective times and subject to the contingencies specified herein and therein (the “Series A-3 Consideration,” and the aggregate amount of Series A-3 Consideration, the “Aggregate Series A-3 Consideration”);

(iv) each share of Series A-4 Preferred Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and shall automatically be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest, an amount equal to the product obtained by multiplying (A) the number of shares of Common Stock into which one (1) share of Series A-4 Preferred Stock is convertible immediately prior to the Effective Time by (B) the Per Share Common Consideration, less any amounts that must be contributed in respect of such share of Series A-4 Preferred Stock into the Escrow Fund and the Representative Expense Fund as provided in this Agreement and the Escrow Agreement, as applicable, which contributed amounts will be released at the respective times and subject to the contingencies specified herein and therein (the “Series A-4 Consideration,” and the aggregate amount of Series A-4 Consideration, the “Aggregate Series A-4 Consideration”); and

(v) each share of Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and shall automatically be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest, an amount equal to the Per Share Common Consideration, less any amounts that must be contributed in respect of such share of Common Stock into the Escrow Fund and the Representative Expense Fund as provided in this Agreement and the Escrow Agreement, as applicable, which contributed amounts will be released at the respective times and subject to the contingencies specified herein and therein (the “Common Consideration,” and the aggregate amount of Common Consideration, the “Aggregate Common Consideration”).

1.7 Dissenting Shares.

(a) Notwithstanding any other provision of this Agreement to the contrary, shares of Capital Stock held by a holder who has made a demand for appraisal of such shares in accordance with Section 262 of the DGCL and, if applicable, shares of Capital Stock that, as of the Effective Time, are or may become “dissenting shares” within the meaning of Section 1300(b) of the CCC (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL or, if applicable, Chapter 13 of the CCC with respect to such shares), will not be converted into or represent the right to receive any consideration in accordance with Section 1.6(c), but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL or, if applicable, the CCC (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL or, if applicable, Chapter 13 of the CCC); provided, however, that if a holder of Dissenting Shares (a “Dissenting Stockholder”) withdraws or loses such holder’s demand for such payment and appraisal or becomes ineligible for such payment and appraisal, then, as of the later of the Effective Time or the date on which such Dissenting Stockholder withdraws such demand or otherwise becomes ineligible for such payment and appraisal, such holder’s Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive a payment determined in accordance with Section 1.6(c) upon surrender of a Stock Certificate (as hereinafter defined) in accordance with Section 1.9 below.

(b) The Company shall give Parent (i) prompt written notice of (A) any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Capital Stock pursuant to Section 262 of the DGCL or, if applicable, Chapter 13 of the CCC; (B) any withdrawal or attempted withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL or, if applicable, the CCC; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. Without limiting the generality of the foregoing, prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

1.8 Stock Options.

(a) Vested Stock Options. Subject to Sections 1.9(b)(i) and 1.9(b)(ii) hereof, each Vested Stock Option that is outstanding and unexercised immediately prior to the Effective Time shall, pursuant to an Option Cancellation Agreement, in substantially the form attached hereto as Exhibit C (an “Option Cancellation Agreement”), to be executed and delivered to the Company by each holder thereof (each, a “Vested Optionholder” and collectively, the “Vested Optionholders”), be terminated and cancelled at the Effective Time and, in consideration of such termination and cancellation, each Vested Optionholder shall be entitled to receive, without interest, an amount equal to the product obtained by multiplying (i) the aggregate number of shares of Common Stock issuable upon the exercise of such Vested Stock Option immediately prior to the Effective Time by (ii) the excess of the Per Share Common Consideration over the per share exercise price of such Vested Stock Option immediately prior to the Effective Time, less any amounts that must be contributed in respect of such Vested Stock Options into the Escrow Fund and the Representative Expense Fund as provided in this Agreement and the Escrow Agreement, as applicable, which contributed amounts will be released at the respective times and subject to the contingencies specified herein and therein (the “Option Consideration,” and the aggregate amount of Option Consideration, the “Aggregate Option Consideration”).

(b) Unvested Stock Options.

(i) Unvested Stock Options held by Continuing Employees other than the Founder. Each Unvested Stock Option that is outstanding immediately prior to the Effective Time and held by a Continuing Employee (other than the Founder) shall, pursuant to an Option Cancellation Agreement to be executed and delivered to the Company by each holder thereof, be assumed by Parent at the Effective Time and converted into a Parent Option. Except as otherwise set forth in this Agreement, each Unvested Stock Option so assumed by Parent pursuant to this Section 1.8(b)(i) shall continue to have, and be subject to, the same terms and conditions as were applicable to such Unvested Stock Option as granted by the Company, as in effect immediately prior to the Effective Time, except that (i) such assumed Unvested Stock Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the aggregate number of shares of Common Stock issuable upon the exercise of such Unvested Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon the exercise of such assumed Unvested Stock Option shall be equal to the quotient obtained by dividing the per share exercise price of Common Stock at which such assumed Unvested Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Notwithstanding anything herein to the contrary, the per share exercise price of the assumed Unvested Stock Option, the number of shares purchasable pursuant to such assumed Unvested Stock Option and the terms and conditions of exercise of such assumed Unvested Stock Option shall in all events be determined in order to comply with Section 409A of the Code, and in the case of any Unvested Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, Section 424 of the Code.

(ii) Unvested Stock Options held by the Founder. Each Unvested Stock Option that is outstanding immediately prior to the Effective Time and held by the Founder shall, pursuant to an Option Cancellation, Assumption and Revesting Agreement, in substantially the form attached hereto as Exhibit D (the “Founder Option Revesting Agreement”), be assumed by Parent at the Effective Time and converted into a Parent Option. Except as otherwise set forth in this Agreement, (A) such assumed Unvested Stock Option shall have, and be subject to, the terms and conditions set forth in the Founder Option Revesting Agreement, (B) such assumed Unvested Stock Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the aggregate number of shares of Common Stock issuable upon the exercise of such Unvested Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (C) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Unvested Stock Option shall be equal to the quotient obtained by dividing the per share exercise price of Common Stock at which such assumed Unvested Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Notwithstanding anything herein to the contrary, the per share exercise price of the assumed Unvested Stock Option, the number of shares purchasable pursuant to such assumed Unvested Stock Option and the terms and conditions of exercise of such assumed Unvested Stock Option shall in all events be determined in order to comply with Section 409A of the Code, and in the case of any Unvested Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, Section 424 of the Code.

(iii) Unvested Stock Options held by Persons other than Continuing Employees. Each Unvested Stock Option that is outstanding immediately prior to the Effective Time and held by a Person that is not a Continuing Employee shall, pursuant to an Option Cancellation Agreement to be executed and delivered to the Company by each holder thereof, be terminated and cancelled at the Effective Time without any present or future right to receive any consideration therefor.

(c) Necessary Actions. Prior to the Effective Time, and subject to the review and reasonable approval of Parent, the Company shall take or cause to be taken all actions necessary to effect the transactions contemplated by this Section 1.8 under the Equity Plan, the applicable stock option agreements and any other plans, agreements or arrangements of the Company (whether written or oral, formal or informal), including (i) determining that the treatment of Stock Options as contemplated by this Section 1.8 is permissible under the terms of the Equity Plan, the applicable stock option agreements and such other plans, agreements or arrangements of the Company, (ii) delivering all required notices, (iii) obtaining all necessary approvals and consents and (iv) delivering evidence reasonably satisfactory to Parent that all necessary determinations and actions by the Company’s board of directors (or applicable committee of the Company’s board of directors) to effect the transactions contemplated by this Section 1.8 have been made or taken.

(d) Form S-8. As soon as practicable, but in no event later than ten (10) Business Days after the determination of the Final Merger Consideration Amount, Parent shall file with the Securities and Exchange Commission a registration statement on Form S-8, registering that number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable upon the exercise of all Unvested Stock Options that are assumed by Parent pursuant to Sections 1.8(b)(i) and 1.8(b)(ii) that are eligible to be registered on Form S-8 and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such Unvested Stock Options remain outstanding.

1.9 Paying and Exchange Agent; Closing Payments; Exchange of Stock Certificates.

(a) Paying and Exchange Agent. Prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably acceptable to the Securityholder Representative to serve as paying and exchange agent in connection with the Merger (the “Paying and Exchange Agent”).

(b) Closing Payments.

(i) At the Effective Time, Parent shall deliver the Escrow Amount to the Escrow Agent to hold in trust as an escrow fund (the “Escrow Fund”) under the terms and conditions of this Agreement and the terms and conditions of an Escrow Agreement, in the form attached hereto as Exhibit E (the “Escrow Agreement”). At the Closing and as set forth on the Securityholder Schedule (as hereinafter defined), an amount equal to the product of (A) the Pro Rata Fraction for each Participating Securityholder and (B) the Escrow Amount shall be withheld from the amount otherwise payable to such Participating Securityholder pursuant to this Agreement and contributed to the Escrow Fund. Each distribution of cash made from the Escrow Fund to the Participating Securityholders shall be made in proportion to the respective Pro Rata Fractions of the Participating Securityholders at the time of such distribution.

(ii) At the Effective Time, Parent shall deliver the Representative Expense Amount to the Securityholder Representative (the “Representative Expense Fund”), which will be used for the purposes of paying directly, or reimbursing the Securityholder Representative for, any third party expenses pursuant to this Agreement and the Escrow Agreement. The Securityholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Participating Securityholders will not receive any interest or earnings on the Representative Expense Fund and irrevocably transfer and assign to the Securityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. For tax purposes, the Representative Expense Fund will be treated as having been received and voluntarily set aside by the Participating Securityholders at the Effective Time. At the Closing and as set forth on the Securityholder Schedule, an amount equal to the product of (A) the Pro Rata Fraction for each Participating Securityholder and (B) the Representative Expense Amount shall be withheld from the amount otherwise payable to such Participating Securityholder pursuant to this Agreement and contributed to the Representative Expense Fund. Each distribution of cash made from the Representative Expense Fund to the Participating Securityholders shall be made in proportion to the respective Pro Rata Fractions of the Participating Securityholders at the time of such distribution.

(iii) At the Effective Time, Parent shall deliver the Aggregate Closing Share Consideration to the Paying and Exchange Agent. Such funds shall be invested as directed by Parent or the Surviving Corporation pending payment thereof by the Paying and Exchange Agent to the Company Stockholders. Earnings from such investments shall be the sole and exclusive property of Parent or the

Surviving Corporation, and no part of such earnings shall accrue to the benefit of the Company Stockholders.

(iv) At the Effective Time, Parent shall deliver the Aggregate Closing Option Consideration to the Surviving Corporation. As soon as practicable following the Effective Time, but in no event later than the first full payroll cycle following the Effective Time, Parent shall cause the Surviving Corporation to pay to each Vested Optionholder the applicable Option Consideration as set forth in the Securityholder Schedule. The payments described in the preceding sentence shall be effected through the Surviving Corporation’s payroll or accounts payable processes.

(c) Transfer Books; No Further Ownership Rights. At the Effective Time, (i) all shares of Capital Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and all holders of stock certificates representing shares of Capital Stock that were outstanding immediately prior to the Effective Time (“Stock Certificates”) shall cease to have any rights as stockholders of the Company, and each Stock Certificate shall thereafter represent the right to receive, subject to the terms of this Agreement, the consideration referred to in Section 1.6(c) payable with respect to such shares of Capital Stock, without interest, upon the surrender of such Stock Certificate in accordance with the terms hereof and in the manner provided herein, or, if such shares of Capital Stock are Dissenting Shares, the rights set forth in Section 1.7; and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a Stock Certificate is presented to the Paying and Exchange Agent or to the Surviving Corporation or Parent, such Stock Certificate shall be cancelled and exchanged as provided in this Section 1.9.

(d) Exchange Procedures. In no event later than two (2) Business Days after the Effective Time, Parent shall instruct the Paying and Exchange Agent to mail to the Company Stockholders as of immediately prior to the Effective Time (i) a letter of transmittal in customary form and (ii) instructions for use in effecting the surrender of Stock Certificates in exchange for the consideration referred to in Section 1.6(c) payable with respect to the shares of Capital Stock represented by such Stock Certificate and as set forth in the Securityholder Schedule. Upon surrender of a Stock Certificate to the Paying and Exchange Agent for payment, together with a duly executed letter of transmittal, (A) the Company Stockholder shall be entitled to receive in exchange therefor the consideration referred to in Section 1.6(c) payable with respect to the shares of Capital Stock represented by such Stock Certificate and as set forth in the Securityholder Schedule, and (B) the Stock Certificate so surrendered shall be cancelled. If payment of any portion of the amount payable pursuant to Section 1.6(c) is to be made to a Person other than the Person in whose name the surrendered Stock Certificate is registered, it shall be a condition of payment that the Person requesting such payment (x) shall have paid any transfer and other Taxes required by reason of the payment of those amounts to a Person other than the registered holder of the Stock Certificate surrendered, and shall have established to the satisfaction of Parent that such Tax has been paid, or (y) shall have established to the satisfaction of Parent that such Tax is not applicable.

(e) Lost, Stolen or Destroyed Stock Certificates. In the event any Stock Certificate shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the Company Stockholder in form reasonably satisfactory to Parent, Parent shall instruct the Paying and Exchange Agent to pay such Company Stockholder the amount which such Company Stockholder is entitled to receive pursuant to Section 1.6(c) (subject to the terms and conditions of this Agreement, including, without limitation, Sections 1.9(b)(i) and 1.9(b)(ii) hereof); provided, however, that Parent may, in its sole discretion and as a condition precedent to issuing such instruction to the Paying and Exchange Agent, require the owner of such lost, stolen or destroyed Stock Certificate to deliver an agreement of indemnification in form reasonably satisfactory to Parent and a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying and Exchange Agent with respect to the Stock Certificate alleged to have been lost, stolen or destroyed.

(f) Termination of Fund; No Liability. At any time following the first anniversary of the Effective Time, Parent or the Surviving Corporation shall be entitled to require the Paying and Exchange Agent to deliver to it any funds (including, without limitation, any earnings received with respect thereto) that had been made available to the Paying and Exchange Agent and that have not been disbursed to the Company Stockholders, and thereafter such Company Stockholders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Legal Requirements) and only as general creditors thereof with respect to the amount such Company Stockholders are entitled to receive pursuant to Section 1.6(c) upon due surrender of their Stock Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying and Exchange Agent shall be liable to any holder of a Stock Certificate for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

1.10 Withholding Taxes. Each of Parent, the Surviving Corporation, the Company and the Paying and Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it reasonably determines it is required to deduct or withhold with respect to the making of such payment under the Code or any other provision of state, local or foreign Tax law or under any Legal Requirements. To the extent that amounts are so deducted or withheld and paid to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.11 Company Indebtedness. The Company hereby represents and warrants to Parent and Merger Sub that all Contracts evidencing and/or securing Company Indebtedness are set forth in Schedule 1.11 of the Disclosure Schedule (as hereinafter defined). At or prior to the Closing Date, the Company shall provide Parent with customary payoff letters (“Payoff Letters”) from all holders of Company Indebtedness (which letters shall contain payoff amounts, per diems, wire transfer instructions and an authorization for Parent, the Company and/or the Surviving Corporation to file, upon payment of such Company Indebtedness, UCC-3 termination statements), and make arrangements satisfactory to Parent and its lenders for such holders to provide to the Company and/or the Surviving Corporation, simultaneously with the repayment of all such Company Indebtedness, recordable form lien releases, cancelled notes, trademark and patent assignments and other documents reasonably requested by Parent. At the Closing, Parent shall pay or satisfy in full all Company Indebtedness in accordance with the Payoff Letters.

1.12 Closing Statement; Estimated Merger Consideration Amount. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a certificate (the “Closing Statement”) executed by the Company’s Chief Executive Officer and President setting forth (a) (i) the Company’s good faith estimate of the Closing Cash (the “Estimated Closing Cash”), (ii) the Company’s good faith estimate of the Closing Indebtedness (the “Estimated Closing Indebtedness”), (iii) the Company’s good faith estimate of the Unpaid Company Transaction Expenses (the “Estimated Unpaid Company Transaction Expenses”) and (iv) the Company’s good faith estimate of the Closing Working Capital (the “Estimated Closing Working Capital”) and the Closing Working Capital Adjustment Amount resulting therefrom (the “Estimated Closing Working Capital Adjustment Amount”), which Closing Statement shall quantify in reasonable detail the items constituting such Estimated Closing Cash, Estimated Closing Indebtedness, Estimated Unpaid Company Transaction Expenses, Estimated Closing Working Capital and Estimated Closing Working Capital Adjustment Amount, and in each case calculated in accordance with the terms of this Agreement, and (b) on the basis of the foregoing, a calculation of the Estimated Merger Consideration Amount, the Aggregate Share Consideration (including the individual components thereof), the Aggregate Closing Share Consideration, the Aggregate Option Consideration and the Aggregate Closing Option Consideration. All such estimates shall be subject to Parent’s approval, which shall not be unreasonably withheld, and shall control solely for purposes of determining the amounts payable at the Closing pursuant to Section 1.9(b) and shall not limit or otherwise affect Parent’s remedies under this Agreement or otherwise, or constitute an acknowledgement by Parent of the accuracy of the amounts reflected thereof.

1.13 Final Closing Statement. As soon as practicable (and in any event within sixty (60) days after the Closing Date), Parent shall, or shall cause the Surviving Corporation to, prepare and deliver to the Securityholder Representative a written statement (the “Final Closing Statement”) including (a) a balance sheet for the Company dated as of the Closing Date and (b) a calculation of the actual (i) Closing Cash (the “Final Closing Cash”), (ii) Closing Indebtedness (the “Final Closing Indebtedness”), (iii) Unpaid Company Transaction Expenses (the “Final Unpaid Company Transaction Expenses”) and (iv) Closing Working Capital (the “Final Closing Working Capital”) and the Closing Working Capital Adjustment Amount resulting therefrom (the “Final Closing Working Capital Adjustment Amount”), and (c) on the basis of the foregoing, a calculation of the Final Merger Consideration Amount and the Final Per Share Common Consideration, including such schedules and data as may be appropriate to support such calculations; provided, however, that all calculations of the Final Merger Consideration Amount set forth in the Final Closing Statement, including the Final Closing Cash, Final Closing Indebtedness, Final Unpaid Company Transaction Expenses and Final Closing Working Capital (and Final Closing Working Capital Adjustment Amount) (including individual working capital line items), that are not different from such calculations set forth in the Closing Statement shall be final, conclusive and binding on the parties (unless and to the extent that resolution of a disputed calculation or line item affects an undisputed calculation or line item, in which case such undisputed calculation or line item shall remain open). Following the delivery of the Final Closing Statement to the Securityholder Representative, Parent shall provide the Securityholder Representative and its representatives, if any, at the reasonable request of the Securityholder Representative, with reasonable access (including electronic access, to the extent available) during normal business hours to (i) the books and records of the Surviving Corporation as well as any relevant work papers of Parent, the Company and their accountants generated in preparing the Final Closing Statement, and (ii) such personnel or representatives of the Surviving Corporation and Parent responsible for preparing the Final Closing Statement, as may reasonably be required for the review of the Parent’s calculations. All fees, costs and expenses of the Securityholder Representative relating to the review of the Final Closing Statement shall be borne by the Participating Securityholders out of the Representative Expense Fund and all fees, costs and expenses of Parent or the Surviving Corporation relating thereto shall be borne by Parent.

1.14 Disputes. The following sets forth the procedures for resolving disputes among the parties with respect to the determination of the Final Merger Consideration Amount:

(a) Within thirty (30) days after delivery to the Securityholder Representative of the Final Closing Statement, the Securityholder Representative may deliver to Parent a written statement (the “Objection Statement”) advising Parent that the Securityholder Representative disputes Parent’s calculations set forth in the Final Closing Statement, which Objection Statement shall include, in reasonable detail, the reasons for each item in dispute and proposed adjustments to Parent’s calculations set forth in the Final Closing Statement. If the Securityholder Representative does not timely deliver an Objection Statement as required above, then the calculation of the Final Merger Consideration Amount as set forth in the Final Closing Statement shall be final and binding on the parties and shall not be subject to further review, challenge or adjustment absent Fraud.

(b) If the Securityholder Representative timely delivers an Objection Statement pursuant to Section 1.14(a) above, Parent and the Securityholder Representative shall confer in good faith to attempt to resolve any disagreements between the Final Closing Statement and the Objection Statement. If Parent and the Securityholder Representative are unable to resolve such disagreements within thirty (30) days after the date of the Objection Statement, then such disagreements shall be referred to the Phoenix, Arizona office of Grant Thornton LLP or another recognized firm of independent certified public accountants selected by mutual agreement of Parent and the Securityholder Representative (the “Settlement Accountants”), and the determinations of the Settlement Accountants with respect to the Final Merger Consideration Amount shall be final and binding on the parties and shall not be subject to further review, challenge or adjustment absent Fraud. The Settlement Accountants shall use their best efforts to reach a determination not more than forty-five (45) days after such referral.

(c) Each party shall pay its own costs and expenses incurred in connection with this Section 1.14; provided, that any costs of the Securityholder Representative shall be borne by the Participating Securityholders. The costs and expenses of the services of the Settlement Accountants shall be paid by the Participating Securityholders if (i) the difference between (A) the Final Merger Consideration Amount resulting from the determination of the Settlement Accountants and (B) the Final Merger Consideration Amount reflected in the Objection Statement is greater than (ii) the difference between (A) the Final Merger Consideration Amount resulting from the determinations of the Settlement Accountants and (B) the Final Merger Consideration Amount reflected in the Closing Statement; otherwise, such costs and expenses of the Settlement Accountants shall be paid by Parent.

1.15 Post-Closing Payments.

(a) If the Final Merger Consideration Amount as finally determined pursuant to Section 1.14 is less than the Estimated Merger Consideration Amount, the Securityholder Representative and Parent shall deliver to the Escrow Agent joint written instructions to pay to Parent the amount of such difference no later than three (3) Business Days after the determination of such Final Merger Consideration Amount by wire transfer of immediately available funds out of the Escrow Fund.

(b) If the Final Merger Consideration Amount as finally determined pursuant to Section 1.14 is greater than the Estimated Merger Consideration Amount, Parent and the Securityholder Representative shall, no later than three (3) Business Days after the determination of such Final Merger Consideration Amount, recalculate the Series A-1 Consideration, Series A-2 Consideration, Series A-3 Consideration, Series A-4 Consideration, Common Consideration and Option Consideration on the basis of the Final Merger Consideration Amount and the Final Per Share Common Consideration (the amount of such excess for each Participating Securityholder, the “Excess Amount”). No later than three (3) Business Days after the recalculation required by the preceding sentence, Parent shall (i) pay to the Paying and Exchange Agent for distribution to the Company Stockholders the aggregate Excess Amount payable to such Company Stockholders and (ii) pay to the Surviving Corporation for distribution to the Vested Optionholders through the Surviving Corporation’s payroll and accounts payable processes the aggregate Excess Amount payable to such Vested Optionholders.

(c) The procedures set forth in Sections 1.13, 1.14 and 1.15 shall be the sole and exclusive remedy of the Indemnified Parties (as hereinafter defined) for any Losses (as hereinafter defined) in respect of the calculation of the Final Merger Consideration Amount, including the Final Closing Cash, Final Closing Indebtedness, Final Unpaid Company Transaction Expenses and Final Closing Working Capital (and Final Closing Working Capital Adjustment Amount); provided, however, that this Section 1.15(c) is not intended to and shall not in any manner limit the obligations of the Participating Securityholders to indemnify the Indemnified Parties for Losses in respect of the Indemnifiable Matters (as hereinafter defined) set forth in Sections 7.2(a)(v) or 7.2(a)(vi) hereof.

1.16 Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all assets, property, rights, privileges, powers and franchise of Merger Sub and the Company, the officers and directors of Parent and the Surviving Corporation shall be empowered to take such action, so long as such action is not inconsistent with this Agreement.

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are specifically disclosed in the disclosure schedule delivered by the Company to Parent (the “Disclosure Schedule”) and dated as of the date hereof (referencing the appropriate section, subsection or subclause of this Article II or disclosed in any other section, subsection or subclause of the Disclosure Schedule solely if and to the extent that the relevance of such disclosure to such other section, subsection or subclause of this Article II is reasonably apparent on the face of such disclosure without reference to the documents referenced therein), the Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate power and authority to own, manage, lease, operate and hold its Properties and to conduct its business as and where such Properties are presently located and such business is presently being conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction where the character of the Company’s Properties (whether owned, leased or licensed) or the nature of the Company’s business requires such qualification or licensing, except where the failure to be so duly qualified or licensed and in such good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. Schedule 2.1(a) of the Disclosure Schedule lists (i) each state or jurisdiction where the Company is duly qualified to do business as a foreign corporation and (ii) each state or jurisdiction in which the Company has employees or facilities.

(b) The Company has delivered or otherwise made available to Parent true, correct and complete copies of the Organizational Documents, including all amendments and/or restatements thereto. The board of directors of the Company has not approved or proposed any amendments to the Organizational Documents. The Organizational Documents are in full force and effect and the Company is not in violation of any provision of the Organizational Documents. The stock and minute books of the Company (and those of Bling Nation, Ltd., a Bermuda company (“Bling Nation”)) made available to Parent for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement and such minute books contain an accurate record of all corporate actions of the board of directors (and any committees thereof) and stockholders of the Company (and Bling Nation) taken at a meeting or by written consent since the Company’s (or Bling Nation’s) inception. All material corporate actions taken by the Company (and Bling Nation) have been duly authorized or ratified by the board of directors of the Company (and Bling Nation).

2.2 Authority.

(a) The Company has all corporate power and authority to execute and deliver this Agreement and any Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and any Ancillary Agreements to which it is a party, the performance by the Company of its covenants and obligations hereunder and thereunder and the consummation by the Company of the Merger and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement or any Ancillary Agreements to which it is a party, the performance by the Company of its covenants and obligations hereunder or thereunder or the consummation by the Company of the Merger and the transaction contemplated hereby and thereby, except for the Required Stockholder Approval (as hereinafter defined). This Agreement and each of the Ancillary Agreements to which the Company is a party have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect, which affect creditors’ rights generally.

(b) The board of directors of the Company, at a meeting duly called and held, unanimously (i) determined that the transactions contemplated by this Agreement, including the Merger, are advisable and in the best interests of the Company and the Company Stockholders, (ii) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the transactions contemplated by this Agreement, including the Merger, (iii) recommended that the Company Stockholders approve and adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger, and (iv) directed that this Agreement be submitted for consideration for approval by the Company Stockholders.

(c) The adoption of this Agreement and approval of the Merger requires the affirmative vote (the “Required Stockholder Approval”) of (i) the holders of a majority of the outstanding shares of Capital Stock, voting together as a single class on an as converted to Common Stock basis, (ii) the holders of a majority of the outstanding shares of Common Stock, voting together as a single class, and (iii) the holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as converted to Common Stock basis. The Required Stockholder Approval is the only vote of the Company Stockholders required under, and is sufficient to satisfy any requirements of, the Organizational Documents, the DGCL and the CCC. The Stockholder Written Consent will contain the adoption of this Agreement and the approval of the Merger by the Required Stockholder Approval.

2.3 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 25,000,000 shares of Common Stock, of which 1,526,984 shares are issued and outstanding; and (ii) 16,442,223 shares of Preferred Stock, of which (A) 5,518,000 shares have been designated Series A-1 Preferred Stock, all of which are issued and outstanding, (B) 5,016,302 shares have been designated Series A-2 Preferred Stock, all of which are issued and outstanding, (C) 1,148,551 shares have been designated Series A-3 Preferred Stock, all of which are issued and outstanding, and (D) 4,759,370 shares have been designated Series A-4 Preferred Stock, 4,464,685 of which are issued and outstanding. Each share of Preferred Stock is convertible on a one-share-for-one-share basis into Common Stock. The Capital Stock is held by the Persons and in the amounts set forth in Schedule 2.3(a) of the Disclosure Schedule, which further sets forth for each such Person the number of shares held, class and/or series of such shares, the number of the applicable stock certificates representing such shares and the domicile addresses of record of such Persons. All outstanding shares of Capital Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Organizational Documents or any Contract to which the Company is a party or by which it is bound.

(b) All outstanding shares of Capital Stock and Stock Options have been issued or repurchased (in the case of shares of Capital Stock that were outstanding and repurchased by the

Company) in compliance with all applicable Legal Requirements, and were issued, transferred and repurchased (in the case of shares of Capital Stock that were outstanding and repurchased by the Company) in accordance with any right of first refusal or similar right or limitation, including, without limitation, those in the Organizational Documents or in the Stockholder Agreements. There are no declared or accrued but unpaid dividends with respect to any shares of Capital Stock. Other than the Capital Stock set forth in Schedule 2.3(a) of the Disclosure Schedule, the Company has no other capital stock authorized, issued or outstanding. To the Knowledge of the Company, all issued and outstanding shares of Capital Stock are owned beneficially and of record by the Company Stockholders free and clear of any and all Liens whatsoever (without requiring the Company to do any investigation or inquiry with respect to Liens created by Company Stockholders). No shares of Capital Stock are held in the Company’s treasury.

(c) Except for the Equity Plan and except as otherwise set forth in Schedule 2.3(c) of the Disclosure Schedule, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity-related compensation to any Person (whether payable in shares, cash or otherwise). The Company has reserved 5,045,780 shares of Common Stock for issuance to employees, officers and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Equity Plan, of which (i) 2,261,000 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised stock options granted under the Equity Plan, (ii) 1,290,184 shares have been issued upon the exercise of stock options or purchase of restricted stock granted under the Equity Plan and remain outstanding as of the date hereof, (iii) 58,701 shares have been repurchased by the Company and (iv) 1,494,596 shares remain available for future grant under the Equity Plan. As of the date hereof, there are no outstanding shares of Unvested Common Stock. Each Stock Option was originally granted with an exercise price that the board of directors of the Company in good faith, based on a reasonable valuation method utilized at the time of grant, determined to be at least equal to the fair market value of one (1) share of Common Stock on the date of grant. The terms of the Equity Plan and the applicable agreements for each Stock Option permit the assumption of stock options to purchase Parent Common Stock and the termination of the Stock Options as provided in this Agreement, without the consent or approval of the holders of such securities, the Company Stockholders or otherwise and without any acceleration of the exercise schedules or vesting provisions in effect for such Stock Options. True and complete copies of all notices of grant and forms of stock option and stock purchase agreements relating to or issued under the Equity Plan have been delivered or otherwise made available to Parent and such agreements have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof delivered or made available to Parent. Except as otherwise set forth in Schedule 2.3(c) of the Disclosure Schedule, no holder of Stock Options has the ability to early exercise any Stock Options for shares of restricted Common Stock under the Equity Plan or any other Contract relating to such Stock Options.

(d) Schedule 2.3(d) of the Disclosure Schedule sets forth for each outstanding Stock Option, the name of the holder of such Stock Option, the domicile address of record of such holder, whether such holder is an employee of the Company, the number of shares of Common Stock issuable upon the exercise of such Stock Option, the date of grant of such Stock Option, the per share exercise price of such Stock Option, the vesting schedule for such Stock Option, including the extent vested to date and whether such vesting is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events, and whether such Stock Option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code.

(e) As of the date hereof, (i) 294,670 shares of Series A-4 Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase shares of Series A-4 Preferred Stock (the “Series A-4 Warrants”), and (ii) 40,000 shares of Common Stock are reserved for issuance upon the exercise of outstanding Stock Options issued outside of the Equity Plan (the “Non-Plan Stock Option”). Immediately prior to the Effective Time, (x) each Series A-4 Warrant shall be automatically exchanged for the number of shares of Series A-4 Preferred Stock issuable pursuant to the terms of such Series A-4 Warrant immediately prior to the Effective Time, and (y) each Series A-4 Warrant shall be automatically terminated and cancelled. The holders of such Series A-4 Warrants shall not be required to make any payment (in cash or otherwise) to the Company in connection with the exchange of the Series A-4 Warrants for shares of Series A-4 Preferred Stock contemplated by the preceding sentence.

(f) Except for the Stock Options and the Series A-4 Warrants or except as otherwise set forth in Schedule 2.3(f) of the Disclosure Schedule, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character (whether or not currently exercisable), written or oral to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company (whether payable in shares, cash or otherwise). Except for the Stockholder Agreements, there are no voting trusts, proxies or other agreements or understandings with respect to the voting stock of the Company, and there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Capital Stock.

(g) There are no outstanding loans or indebtedness involving the Company, on the one hand, and any of the Company Stockholders, on the other hand.

(h) No bonds, debentures, notes or other indebtedness of the Company (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof.

(i) The allocation of the Estimated Merger Consideration Amount set forth in Article I hereof is consistent with the certificate of incorporation of the Company as amended as of immediately prior to the Effective Time.

(j) The information contained in the Securityholder Schedule will be complete and correct as of the Closing Date.

2.4 Subsidiaries. Except as otherwise set forth in Schedule 2.4 of the Disclosure Schedule, the Company does not own or control, and has never owned or controlled, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, other business entity or Person. The Company does not have, and has never had, any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of, or otherwise financially support any corporation, partnership, joint venture, other business entity or Person.

2.5 No Conflicts; Consents.

(a) Except as otherwise set forth in Schedule 2.5(a) of the Disclosure Schedule, the execution and delivery of this Agreement and any Ancillary Agreements to which the Company is a party, the performance by the Company of its covenants and obligations hereunder and thereunder and the consummation by the Company of the Merger and the transactions contemplated hereby and thereby, do not and will not: (i) violate or conflict with any of the terms, conditions or provisions of the Organizational Documents, (ii) violate any Legal Requirements applicable to the Company or any of its Properties, (iii) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Material Contract or Permit binding upon or applicable to the Company or any of its Properties, or (iv) result in the creation of any Lien on any Properties of the Company.

(b) No consent, notice, waiver, approval, order, action, Permit or authorization of, or registration, declaration or filing with, any Governmental Authority is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Ancillary Agreements to which it is a party, the performance by the Company of its covenants and obligations hereunder and thereunder and the consummation by the Company of the Merger and the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

2.6 No Proceedings. No Action is pending or, to the Knowledge of the Company, threatened before any Governmental Authority seeking to restrain the Company or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against the Company or any of its Properties as a result of the consummation of the Merger and the other transactions contemplated by this Agreement.

2.7 Employee Benefit Matters.

(a) Schedule 2.7(a) of the Disclosure Schedule contains a list setting forth each employee benefit plan, program, policy or arrangement (including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (“ERISA Plan”)), including, without limitation, employee pension benefit plans, as defined in Section 3(2) of ERISA, multi-employer plans, as defined in Section 3(37) of ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, fringe benefit plans, life, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, sick pay plans and vacation plans or arrangements, whether or not an ERISA Plan (including any funding mechanism therefore now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, under which (i) any current or former employee, director or individual consultant of the Company (collectively, the “Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or (ii) the Company or any ERISA Affiliate (as hereinafter defined) has had, has or may have any actual or contingent present or future liability or obligation. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.”

(b) With respect to each Company Plan, the Company has delivered or made available to Parent (i) current, accurate and complete copies (or descriptions in the case of any oral agreements or arrangements) of each Company Plan (including all trust agreements, insurance or annuity contracts or agreements, and any other material documents or instruments related thereto); (ii) the most recent determination letter, opinion letter or advisory letter, if applicable; (iii) any summary plan description, summary of material modifications and other written communications (or a description of any oral communications) by the Company to the Company Employees concerning the extent of the benefits provided under a Company Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Company Plans at any time within the twelve (12) months immediately following the date hereof; (v) for the three (3) most recent years (A) the Form 5500 and attached schedules, (B) financial statements (if applicable), (C) actuarial valuation reports and (D) any coverage and non-discrimination testing results; and (vi) all material written correspondence relating to any audit, investigation or correction associated with any Company Plan.

(c) Each Company Plan covering individuals who are employed by the Company or by any organization which is a member of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which the Company is a member (“ERISA Affiliate”), in all material respects, complies with, has been established, qualified, invested, administered, operated and maintained in compliance with its terms and in compliance with, and neither the Company nor any ERISA Affiliate has any direct or indirect liability or obligation for non-compliance under the Code, ERISA or any other Legal Requirement applicable to any Company Plan.

(d) Each Company Plan that is intended to be qualified under Section 401(a) of the Code, and any related trust intended to be tax-exempt under Section 501(a) of the Code, is so qualified or tax-exempt and has received a favorable determination letter, opinion letter or advisory letter from the IRS upon which it may rely as to its qualification. Nothing has occurred that would cause, and no Action is pending or, to Knowledge of the Company, threatened, including, without limitation, any audit, inquiry, review, proceeding, claim or demand pending with any Governmental Authority, which could result in the loss of such qualification or exemption or give rise to any material liability.

(e) With respect to each Company Plan that is an ERISA Plan, no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code), for which an applicable statutory or administrative exemption does not exist, have occurred and all material reports, returns or similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been timely filed or distributed. Each request for an individualized prohibited transaction exemption and all governmental responses thereto are included in Schedule 2.7(e) to the Disclosure Schedule.

(f) The Company and its ERISA Affiliates do not currently maintain or contribute to and have never maintained, and are not required currently and have never been required to contribute to or otherwise participate in either a multiemployer welfare arrangement as defined in ERISA Section 3(40) or any defined benefit pension plan or any plan, program or arrangement subject to Section 412 of the Code or Title IV of ERISA. No Company Plan (i) is a Multiemployer Plan (as defined in Section 3(37) or 4001(a)(3) of ERISA) or other “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA; (ii) is subject to the funding standards of Section 302 of ERISA or Section 412 of the Code; (iii) is a multiple employer plan (within the meaning of Section 413(c) of the Code); (iv) is a “multiple employer welfare arrangement” (within the meaning of Section 3(40)(A) of ERISA); (v) is funded through a trust intended to be exempt from federal income Tax pursuant to Section 501(c)(9) of the Code; (vi) is maintained outside the United States; (vii) is a self-insured group health plan; (viii) is a split-dollar life insurance program or (ix) otherwise provides for loans to executive officers (within the meaning of the Sarbanes-Oxley Act of 2002, as amended). Neither the Company nor any ERISA Affiliate has any obligation to contribute to, or has any actual or contingent liability or obligation (including any obligation to make any contribution) to or in respect of any such plan or any Multiemployer Plan (as defined in Section 3(37) or 4001(a)(3) of ERISA).

(g) Each Company Plan and each plan of an ERISA Affiliate, to the extent applicable, is in compliance in all material respects with the provisions contained in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and the Health Insurance Portability and Accountability Act of 1996 and other applicable Legal Requirements. Except as required by COBRA or applicable state law, neither the Company nor any ERISA Affiliate or their predecessors are obligated under any Company Plan, or have promised, to provide medical or death benefits to any current, former or retired employees, officers, directors or independent contractors of the Company or any ERISA Affiliates, or any of their beneficiaries or dependents, except as required to avoid an excise Tax under Section 4980B of the Code, except as may be required pursuant to any other applicable Legal Requirement, after termination of employment or service and neither the Company nor any ERISA Affiliate maintains or contributes to any plan or arrangement providing medical or life insurance benefits to former or retired employees, officers, directors or independent contractors of the Company or any ERISA Affiliates, or any of their beneficiaries or dependents, except as required to avoid an excise Tax under Section 4980B of the Code, except as may be required pursuant to any other applicable Legal Requirement.

(h) With respect to each Company Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened; (ii) to the Knowledge of the Company, no facts or circumstances exist that could give rise to any such Actions; and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the Knowledge of the Company, threatened.

(i) Full payment has been made of all amounts due under each Company Plan and to each Person currently employed by or providing services to, or formerly employed by or formerly providing services to, either the Company or any ERISA Affiliate that are required under the terms of such Company Plan and in accordance with applicable Legal Requirements and all obligations regarding such plans required to be satisfied on or prior to the Closing Date have been satisfied. All contributions and premiums required to be made with respect to the Company Plans for all periods ending on or prior to the Closing Date have been made by the Company in a timely fashion in material compliance with applicable Legal Requirements and the terms of the Company Plans, and the Company does not have any actual or potential unfunded liabilities or obligations with respect to any of the Company Plans.

(j) There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company relating to, or any change in employee participation or coverage under, any Company Plan that would increase the expense of maintaining such Company Plan (other than routine increases relating to the administration of benefits) above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(k) Each Company Plan (including any Company Plan covering former employees of the Company) may be unilaterally merged, amended or terminated in whole or in part by the Company on or at any time after the Closing Date. None of the rights of the Company will, with respect to any Company Plan, be impaired by the consummation of the transactions contemplated by this Agreement, and all of the rights of the Company will be enforceable by the Surviving Corporation after the Effective Time without the consent or agreement of any other party.

(l) Except as otherwise set forth in Schedule 2.7(l) of the Disclosure Schedule, (i) the Company is not and will not be obligated to pay separation, severance, termination or similar benefits as a result of any of the transactions contemplated by this Agreement, nor will any such transactions accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual; and (ii) the transactions contemplated by this Agreement will not cause the Company to record additional compensation expense on its income statements with respect to any outstanding Stock Option or other equity-based award.

(m) The Company is not a party to any agreement, Contract, arrangement or plan that has resulted or would result, separately or in the aggregate in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law), or in the imposition of an excise Tax under Section 4999 of the Code (or any corresponding provisions of state, local or foreign Tax law) as a result of the transactions contemplated by this Agreement. The Company is not obligated to make any “gross-up” or similar payment to any Person on account of any Tax under Sections 4999 or 409A of the Code.

(n) Each Company Plan, agreement or arrangement that provides for the deferral of compensation subject to Section 409A of the Code, including, without limitation, any deferred salary due at any time but not paid at such time to any employee of the Company which is deferred compensation subject to Section 409A of the Code, has been operated in material compliance and in form complies in all material respects with the provisions of Section 409A of the Code and the Treasury Regulations promulgated thereunder. No employee or former employee of the Company is or has been subject to any Tax or penalty under Section 409A of the Code due to a documentary or operational failure of a Company Plan. Each Stock Option has been granted with an exercise price at least equal to the fair market value of one (1) share of Common Stock as of the date of grant of such Stock Option. With respect to each Stock Option that was amended, effective September 21, 2011, to reduce the exercise price per share to $0.15, the $0.15 exercise price per share was not less than the fair market value of one (1) share of Common Stock on September 21, 2011. No Stock Options have been amended to reduce the exercise price per share, other than the Stock Options that were amended, effective September 21, 2011, and no other action with respect to any Stock Option has occurred that may be treated as a repricing of any such Stock Options.

2.8 Labor and Employment Matters.

(a) Schedule 2.8(a) of the Disclosure Schedule contains a true and correct list of all employees of the Company as of the date of this Agreement, together with their respective job title, current base salary and any bonus amounts paid with respect to 2012 (shown separately).

(b) The Company does not have any union, collective bargaining, employment agreement (other than employment agreements with at-will terms) or severance agreement to which the Company is a party or by which it is otherwise bound.

(c) There have not been any wage and hour claims by any employee of the Company nor, to the Knowledge of the Company, are there any wage and hour claims currently threatened by any employee of the Company.

(d) No key employee of the Company has provided written notice to the Company of his or her intent to terminate his or her employment with the Company as of the date hereof.

(e) The Company shall not have any liability or obligations under or with respect to the Workers Adjustment Retraining Notification Act in connection with any of the transactions contemplated hereby.

(f) The Company (i) complies in all material respects with applicable Legal Requirements with respect to employment, employment practices, terms and conditions of employment, worker classification, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, in each case with respect to its employees; (ii) has withheld and reported all amounts required by Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to its employees; (iii) is not liable for any arrears of wages, failure to withhold or any Taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees (other than routine payments to be made in the normal course of business and consistent with past practice); (v) has no leased employees; and (vi) has no independent contractors who have provided services to it for a period of six (6) consecutive months or longer.

(g) Neither the Company nor any ERISA Affiliate has received services from (i) any individual whom the Company or any ERISA Affiliate treated as an independent contractor, but who should have been treated as a common law employee of the Company or any ERISA Affiliate, or (ii) any individual who constitutes a leased employee of the Company or any ERISA Affiliate under Section 414(n) of the Code or who would qualify as a leased employee but for the fact the individual also can be characterized as a common law employee.

(h) The Company is employing individuals who are lawfully permitted to work in the United States and the Company is in compliance with all applicable Legal Requirements of the United States regarding immigration and/or employment of non-citizen workers. The Company has not been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws concerning it, and the Company has not received any “no match” notices from ICE, the Social Security Administration or the IRS within the previous twelve (12) months of the date of this Agreement.

(i) Except as otherwise set forth in Schedule 2.8(i) of the Disclosure Schedule, since January 1, 2007, the Company has not engaged temporary employees or obtained the services of workers providing services to the Company through staffing companies, employee leasing entities, Professional Employer Organizations (PEO) or other similar suppliers of labor (collectively, “Labor Service Providers”). To the extent the Company has engaged any Labor Service Providers, the Company has received those services in such a fashion that the Labor Service Provider has fully complied with Sections 2.8(e), 2.8(f), 2.8(g) and 2.8(h) hereof both as to the Labor Service Provider’s own employees and as to those provided by the Labor Service Provider to perform services for the Company. The Company acknowledges and agrees that all representations and warranties of the Company set forth in this Sections 2.7 and 2.8 of this Agreement, as well as all other representations and warranties of the Company set forth in this Agreement where the context so applies, apply not only as to the Company’s employees but also as to any individuals who have provided services to the Company under contract with a Labor Service Provider or under a separate temporary services or other agreement.

2.9 Financial Statements.

(a) Schedule 2.9(a) of the Disclosure Schedule includes true and complete copies of (i) the audited Financial Statements with respect to the Company as of and for the years ended December 31, 2010, 2011 and 2012, and (ii) the interim unaudited Financial Statements with respect to the Company as of and for the ten months ended October 31, 2013 (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements do not contain footnotes and are subject to normal year-end adjustments, none of which are reasonably expected to have a material impact on the results of operations of the Company. The Company Financial Statements present fairly in all material respects the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified. The books and records of the Company have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and the Company Financial Statements are consistent with such books and records.

(b) The accounts receivable reflected on the Company’s October 31, 2013 (the “Balance Sheet Date”) balance sheet included with the Company Financial Statements (the “Unaudited Balance Sheet”), and all of the accounts receivable of the Company arising since the Balance Sheet Date, arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further filings (with governmental agencies, insurers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered to complete the sales and fully render the services and to entitle the Company to collect the accounts receivable in full. No such account has been assigned or pledged to any Person and, except only to the extent fully reserved against as set forth on the Unaudited Balance Sheet, no defense or set-off to any such account has been asserted by the account obligor or exists.

(c) The Company maintains a system of internal accounting controls and processes (including the maintenance of proper books and records) sufficient, in all respects, to (i) provide reasonable assurances regarding the reliability of the Company Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Company Financial Statements (such systems and processes are herein referred to as the “Controls”). Neither the Company’s employees nor the Company’s independent auditors have identified in writing or made the Company aware in writing of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Controls or the Company Financial Statements. To the Knowledge of the Company, there have been no instances of Fraud, whether or not material, that occurred during any period covered by the Company Financial Statements.

(d) The Company does not currently own any Bitcoins and does not have any intention to purchase any Bitcoins prior to the Closing Date.

2.10 No Undisclosed Liabilities. Except for (a) the liabilities reflected on the Unaudited Balance Sheet, (b) trade payables and accrued expenses incurred since the Balance Sheet Date in the ordinary course of business, (c) executory contract obligations under (i) Contracts listed in Schedule 2.16(a) of the Disclosure Schedule, and/or (ii) Contracts not required to be listed in Schedule 2.16(a) of the Disclosure Schedule, (d) Company Transaction Expenses and (e) the liabilities of the Company set forth in Schedule 2.10 of the Disclosure Schedule, the Company does not have any liabilities, indebtedness, obligations, expenses, claims, deficiencies, guaranties or endorsements of any type (whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP). For clarity, the representations and warranties in this Section 2.10 are not intended to, and shall not be deemed to, address liabilities that are specifically addressed by the other representations and warranties in this Article II (e.g., a post-Closing third party claim of violation of a Material Contract where the Company is not actually guilty of such violation in breach of Section 2.16(b) shall not be considered an obligation or liability covered by this Section 2.10 (e.g., as a “contingent” or “unaccrued” liability) because contract compliance is already specifically addressed by Section 2.16(b)).

2.11 Title to Assets.

(a) The Company has good and valid title to, or, in the case of leased Properties, a valid leasehold interest in, or otherwise has a valid legal right to use, all of the Properties (a) reflected on the Unaudited Balance Sheet or acquired thereafter or (b) necessary to conduct the business and operations of the Company as currently conducted. Except as otherwise set forth in Schedule 2.11 of the Disclosure Schedule, all of said Properties that are owned by the Company are owned free and clear of any Liens.

(b) All items of equipment and other tangible property owned by or leased to the Company are in all material respects suitable for the purposes for which they are intended and in good operating condition and repair, except for ordinary wear and tear.

(c) No representation or warranty is made in this Section 2.11 with respect to Intellectual Property, which matters are covered by Sections 2.18 and 2.19.

2.12 Absence of Certain Changes.

(a) Except as otherwise set forth in Schedule 2.12(a) of the Disclosure Schedule, since September 30, 2013, there has not been (i) any event, circumstance or change that had or could reasonably be expected to have a Company Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) that had or might have a Company Material Adverse Effect; or (iii) any material adverse change in the sales patterns, pricing policies, accounts receivable or accounts payable of the Company.

(b) Except as otherwise set forth in Schedule 2.12(b) hereto, since September 30, 2013, the Company has not taken any action described that would require the consent of Parent under Section 4.2 if proposed to be taken after the date hereof.

2.13 Compliance with Legal Requirements.

(a) Except as otherwise set forth in Schedule 2.13(a) of the Disclosure Schedule, the Company is and has been in compliance in all material respects with any and all Legal Requirements applicable to it, including, but not limited to the federal Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the regulations promulgated thereunder, the privacy provisions of Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., and the regulations promulgated thereunder, and any similar state or local Legal Requirements that regulate consumer reporting, privacy or that are otherwise applicable to the Company. Without limiting the generality of the foregoing, (a) the Company has not received any written notices of any violation with respect to any Legal Requirements, (b) the Company has not received or entered into any citations, complaints, consent orders, compliance schedules or other similar enforcement orders, or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance in all material respects with all such Legal Requirements, (c) the Company is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any Legal Requirement or Permit applicable to the Company, and (d) to the Knowledge of the Company, no formal or informal investigation or review related to the Company is being or has been conducted by any commission, board or other Governmental Authority, and no such investigation or review is scheduled, pending or threatened.

(b) Except as otherwise set forth in Schedule 2.13(b) of the Disclosure Schedule, (i) the Company complies with the rules and requirements of the card brand, network or association (including, without limitation, Visa, MasterCard, American Express and Discover, as well as any local or regional brand, network, association or similar organization) over which payment cards are processed, (ii) the Company is not a money services business or money transmitter as defined by federal or state law, (iii) the Company complies with all Legal Requirements governing the creation and operation of a consumer account, including, without limitation, the federal Electronic Funds Transfer Act, Regulation E, and similar local or state Legal Requirements, and (iv) the Company complies with all Legal Requirements related to combating and eliminating terrorism, money laundering and other illicit activities, including, without limitation, the Bank Secrecy Act and the anti-money laundering regulations of the US Department of Treasury and laws prohibiting or limiting transactions with certain designated persons or with persons or entities located in countries subject to sanctions administered or enforced by the United States Government (including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

(c) Finnet is and has been in compliance in all material respects with any and all Legal Requirements applicable to it.

2.14 Litigation. Except as otherwise set forth in Schedule 2.14 of the Disclosure Schedule, there is no (a) Action pending or, to the Knowledge of the Company, threatened against or affecting the Company or, to the Knowledge of the Company, pending or threatened against or affecting any of the material Properties of the Company or the Merger or the other transactions contemplated hereby; (b) governmental inquiry or investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company (including, without limitation, any inquiry as to the qualification of the Company to hold or receive any license or other Permit); or (c) to the Knowledge of the Company, governmental inquiry or investigation pending or threatened against or affecting any of the material Properties of the Company. The Company has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any material liability or disadvantage with respect to its business, financial condition, operations or Properties. The Company is not in default with respect to any order, writ, injunction or decree of any Governmental Authority naming the Company. There is no Action by the Company pending, threatened or contemplated by the Company against any other Person. To the Knowledge of the Company, no officer or employee of the Company is subject to any order, judgment, award, decree or agreement that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company. Schedule 2.14 of the Disclosure Schedule includes a true and correct listing of any material Actions relating to the Company that was pending, settled or adjudicated since January 1, 2009.

2.15 Real Property.

(a) The Company does not own, and has never owned, any real property.

(b) Schedule 2.15(b) of the Disclosure Schedule sets forth a list of all leases, licenses or similar agreements relating to the Company’s use or occupancy of real property owned by a third party (“Leases”), true and correct copies of which have previously been furnished to Parent, in each case setting forth (i) the lessor and lessee thereof, the date thereof, and the dates of all amendments thereto, and (ii) the street address of each property covered thereby (the “Leased Premises”). The Company has not transferred or assigned any interest in any Lease, and the Company has not subleased or otherwise granted rights of use or occupancy of any of the Leased Premises to any Person. Each of the Leases are in full force and effect and have not been amended in writing or otherwise, and neither the Company nor, to the Knowledge of the Company, any other party thereto, is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases by the Company. Neither the Company nor any of its agents or employees have received written notice of any claimed abatements, offsets, defenses or other bases for relief or adjustment with respect to any Lease.

(c) With respect to each Leased Premises, (i) the Company has a valid leasehold interest in the Leased Premises, free and clear of any and all Liens, encumbrances, covenants and easements or title defects with respect to such leasehold interest that have had or could reasonably be expected to have a material adverse effect on the use or occupancy of the Leased Premises; and (ii) the Company has not received written notice of (A) any condemnation, eminent domain or similar proceeding affecting any portion of the Leased Premises or any access thereto, and, to the Knowledge of the

Company, no such proceedings are contemplated, (B) any special assessment or pending improvement liens to be made by any Governmental Authority which may affect any of the Leased Premises, or (C) any violations of building codes and/or zoning ordinances or other governmental regulations with respect to the Leased Premises.

(d) The Company has all certificates of occupancy and permits of any Governmental Authority necessary for the current use and operation of each Leased Premises, and the Company has complied in all material respects with all conditions of the permits applicable to them. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation by the Company, has occurred in the due observance of any permit applicable to the Leased Premises.

2.16 Material Contracts.

(a) Except as otherwise set forth in Schedule 2.16(a) of the Disclosure Schedule, the Company is not is a party to or bound by any of the following:

(i) any Contract (or group of related Contracts) that requires payments by or to the Company in excess of $10,000 in any calendar year (other than employment agreements or at will offer letters);

(ii) (A) any Contract relating to the acquisition or disposition by the Company of any operating business or material assets; (B) any Contract relating to the acquisition or disposition by the Company of any operating business or material assets under which the Company has any executory covenants or indemnification or other obligations or rights (including put or call options); or (C) any Contract under which the Company has any indemnification or other obligations, other than any such Contracts entered into in the ordinary course of business consistent with past practice;

(iii) (A) any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Company; (B) any Contract evidencing Company Indebtedness or providing for the creation of or granting any Lien upon any of the Properties of the Company; (C) any Contract (1) relating to any loan or advance to any Person which is outstanding as of the date of the Agreement (other than immaterial advances to employees and consultants in the ordinary course of business consistent with past practices) or (2) obligating or committing the Company to make any such loans or advances; and (D) any currency, commodity or other hedging or swap Contract;

(iv) any Contract (A) creating or purporting to create any partnership or joint venture or any sharing of profits or losses by the Company with any third party; or (B) that provides for “earn-outs” or other contingent payments by or to the Company;

(v) any Contract with any Governmental Authority, or any subcontract under a third party’s contract with any Governmental Authority, under which such Governmental Authority has any material rights, other than Contracts (A) on the Company’s standard form(s) of customer agreement for the Company Products or (B) otherwise providing for the sale or licensing of Company Products solely on a “commercial item” basis in the ordinary course of the Company’s business;

(vi) any Contract (A) containing covenants restricting or purporting to restrict competition which, in either case, have, would have or purport to have the effect of prohibiting the Company or any of its Affiliates (including Parent, the Surviving Corporation and their respective Affiliates after the Closing, ignoring any Contracts to which Parent or its subsidiaries is a party or subject) from engaging in any business or activity in any geographic area or other jurisdiction; (B) in which the Company has granted “exclusivity” or that requires the Company to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person; (C) that includes minimum purchase requirements, in either case that exceed $10,000 in any calendar year to the extent the Contract is not terminable without penalty on ninety (90) days’ or shorter notice; (D) containing a “most-favored-nation,” best pricing or other similar term or provision by which another party to such Contract or any other Person is, or could become, entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person; or (E) containing any “non-solicitation” or “no-hire” provisions or covenants running in favor of another Person;

(vii) any Contract involving a sales agent, representative, distributor, reseller, middleman, marketer, broker, franchisor or similar Person who is entitled to receive commissions, fees or markups related to the provision or resale of good or services of the Company;

(viii) any Contract involving commitments to make capital expenditures or to contract, purchase or sell assets involving $10,000 or more individually;

(ix) any lease, sublease, rental or occupancy agreement, license, installment, and conditional sale agreement or agreement under which the Company is lessee or lessor of, or owns, uses or operates any leasehold or other interest in any real or personal property;

(x) any power of attorney granted by the Company;

(xi) any Contract (A) that is an employment or consulting Contract relating to the performance of services by any Company Employee, other than (i) any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of the Company to make any severance, termination, change in control or similar payment or to provide any benefit, or (ii) employee or consultant proprietary information and inventions agreements in the form provided to Parent; (B) pursuant to which the Company is or may become obligated to make any severance, termination, tax gross-up, or similar payment to any Company Employee; (C) pursuant to which the Company is or may become obligated to make any bonus, deferred compensation or similar payment (other than payments constituting base salary) in excess of $10,000 to any Company Employee; or (D) that provides for current or future liability or obligation for indemnification, or for reimbursement of any legal fees or expenses, of any Company Employee, except for contractual obligations to defend, indemnify or hold harmless customers, distributors, resellers, alliance partners, consultants and vendors of the Company entered into in the ordinary course of business;

(xii) any Contract relating to or concerning Company Intellectual Property that is not required to be disclosed in Schedule 2.18(d) of the Disclosure Schedule, other than: (A) employee or consultant proprietary information and inventions agreements in the form provided to Parent; (B) non-exclusive end-user license or subscription agreements entered into with customers of the Company Products in the ordinary course of the Company’s business using the Company’s standard terms of use as provided to Parent; and (C) non-disclosure agreements entered into in the ordinary course;

(xiii) any Contract (other than Contracts evidencing Stock Options or the Series A-4 Warrants): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities of the Company; (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities of the Company; or (C) providing the Company with any right of first refusal with respect to, or right to repurchase, redeem, put or call, any securities; and

(xiv) any Contract that cannot by its terms be terminated by the Company with thirty (30) days’ or less notice without penalty or whose term continues beyond one (1) year after the date of this Agreement.

(b) With respect to each Contract listed or required to be listed in Schedule 2.16(a) of the Disclosure Schedule (the “Material Contracts”), (i) such Material Contract is binding and enforceable against the Company and, to the Knowledge of the Company, the other party(ies) thereto in accordance with its terms, (ii) such Material Contract is valid, binding and in full force and effect, (iii) neither the Company nor, to the Knowledge of the Company, any other party to such Material Contract is in material breach or default of any of the terms or covenants of such Material Contract, (iv) the Company has not received any written notice regarding any actual violation or breach of, or default under, such Material Contract, and (v) the Company has not been notified or advised by any party thereto of such party’s intention or desire to terminate or modify such Material Contract in any material respect; provided, however, that in the case of clauses (i) and (ii) subject to the effect of (A) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements now or hereafter in effect relating to rights of creditors generally and (B) Legal Requirements governing specific performance, injunctive relief and other equitable remedies. Following the Closing (and ignoring the effect of any Contracts to which Parent or its subsidiaries is a party), assuming Parent causes the Surviving Corporation to perform all its obligations thereunder (and subject to any contrary commitments, prohibitions, or restrictions to which Parent may be subject independent of the Merger), the Surviving Corporation will be entitled to exercise all of the Company’s rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred.

2.17 Insurance. Schedule 2.17 of the Disclosure Schedule sets forth a complete and correct list of all insurance policies (including, without limitation, fire, liability, workers’ compensation, umbrella and vehicular) presently in effect that relate to the Company or any of its operations or assets, including the type of policy, form of coverage, policy number and insurer, coverage dates, named insured, limit of liability and premium and deductible amounts. The Company has made available to Parent complete and correct copies of all such insurance policies. All such insurance policies are in full force and effect, all premiums due thereon have been paid, no notice of cancellation has been received by the Company, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder. The Company is in compliance in all material respects with the terms of each such insurance policy. To the Knowledge of the Company, there is no threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such policies. Such policies are sufficient for compliance by the Company with all applicable Legal Requirements and all terms and requirements of all Material Contracts. None of the insurance carriers has indicated to the Company an intention to cancel any such policy or to materially increase any insurance premiums or that such insurance policies will not be available in the future on substantially the same terms as currently in effect. The Company does not have any claims pending or anticipated under any of such policies and, to the Knowledge of the Company, there has been no actual or alleged occurrence of any kind which could reasonably be expected to give rise to any such claim, and there has been no threatened termination of or material premium increase with respect to, or material alteration of coverage under, any such insurance policies. Since January 1, 2008, all notices required to have been given by the Company to any insurance company have been timely and duly given (except to the extent the failure to give timely notice has not adversely impacted such claim), and no insurance company has asserted that any claim is not covered by the applicable policy relating to such claim.

2.18 Intellectual Property.

(a) Schedule 2.18(a)(i) of the Disclosure Schedule identifies (i) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. Schedule 2.18(a)(ii) of the Disclosure Schedule describes each presently known filing, payment and action that must be made or taken on or before the date that is sixty (60) days after the date of this Agreement in order to maintain each such item of Registered IP that is in full force and effect as of the date hereof. To the Knowledge of the Company, no interference, opposition, reissue, reexamination or other proceeding of any nature is or has been pending or threatened, in which the scope, validity or enforceability of any Registered IP listed on Schedule 2.18(a)(i) of the Disclosure Schedule is being or has been contested or challenged. With respect to each item of Registered IP listed on Schedule 2.18(a)(i) of the Disclosure Schedule, (A) each such item is currently in compliance with formal legal requirements as necessary to maintain the Registered IP (including payment of filing, examination and maintenance fees and proofs of use and the filing of necessary documents and certificates); (B) each such item is subsisting, and except with respect to applications, to the Knowledge of the Company, valid and enforceable, and (C) each such item is not subject to any late unpaid maintenance fees or Taxes. To the Knowledge of the Company, there are no facts, information or circumstances, including any information or facts that would constitute prior art, that would render any of the Registered IP invalid or unenforceable, or would affect any pending application for any Registered IP. The Company has not misrepresented, or failed to disclose to any Governmental Authority, and the Company is not aware of any misrepresentation or failure to disclose, any fact or circumstance in any currently pending application or granted registration for any Registered IP that would constitute Fraud or a misrepresentation with respect to such application or registration or that would otherwise affect the enforceability of any Registered IP.

(b) The Company has good, valid, unexpired and enforceable title (free and clear of all Liens) to, or otherwise possesses adequate rights to use, all of the Intellectual Property and Company Technology necessary to enable operation of its business as now being conducted and as proposed to be conducted pursuant to the Development Agreement; provided, however, that to the extent the foregoing representation applies to any third-party-owned Intellectual Property, such representation is made only to the Knowledge of the Company. The Company has the sole and exclusive right to bring a claim or suit against any Person for past, present or future infringement or misappropriation of the Company Intellectual Property and to retain for itself any damages recovered in any such action. The Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that are material to the Company, to any other Person. At the Effective Time, all Company Intellectual Property and Company Technology will be fully transferable, alienable and licensable by the Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party. The Company does not have knowledge of any Intellectual Property owned by any third party and not licensed to the Company that the Company in good faith believes is valid and enforceable that is needed by it to conduct its business as currently conducted and as proposed to be conducted pursuant to the Development Agreement. The Company has taken reasonable security measures, including measures against unauthorized disclosure, to protect the secrecy, confidentiality and value of its trade secrets and other non-public technical information.

(c) Except as otherwise set forth in Schedule 2.18(c) of the Disclosure Schedule, (i) no Intellectual Property or Company Technology used in the business of the Company as currently conducted or proposed to be conducted pursuant to the Development Agreement has infringed upon any intellectual property rights of others and (ii) the use of such Intellectual Property in the business of the

Company, as currently conducted, does not constitute an infringement, misappropriation or misuse of any intellectual property rights of any third party; provided, however, that with respect to third-party patent rights, the representations and warranties set forth in this sentence are made only to the Knowledge of the Company. The Company has not received any notice from a Person asserting any claim regarding the use of, or challenging the Company’s right or title in, any of the Company Intellectual Property or Company Technology. To the Knowledge of the Company, no Person has infringed or misappropriated and no Person is currently infringing or misappropriating any Company Intellectual Property or Company Technology. No Company Product, Company Intellectual Property or Company Technology is subject to any proceeding or outstanding judgment, decree, order or settlement agreement or stipulation to which the Company is a party (or, to the Knowledge of Company, any other proceeding or outstanding judgment, decree, order or settlement agreement or stipulation) that restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Company or that affects the validity, use or enforceability of such Company Product, Company Intellectual Property or Company Technology.

(d) Schedule 2.18(d)(i) of the Disclosure Schedule identifies each material Contract pursuant to which any Intellectual Property or Technology is or has been licensed, sold, assigned or otherwise conveyed or provided to the Company (“Inbound Licenses”) (other than (A) agreements between the Company and its employees or consultants that are proprietary information and inventions agreements in the standard form as provided or made available by the Company to Parent (unless those agreements include provisions whereby an employee or consultant licenses any specifically identified Intellectual Property to the Company), (B) non-disclosure agreements entered into in the ordinary course and (C) shrink-wrap, click-wrap, or other non-negotiated non-exclusive licenses to commercially available third-party software with a total license fee in each case of no more than $10,000). No third party that has licensed or provided Intellectual Property or any Technology to the Company has retained ownership of or license rights under any Intellectual Property in any improvements or derivative works made solely or jointly by the Company under such license. Schedule 2.18(d)(ii) of the Disclosure Schedule identifies each outbound license (including any distribution agreements, reseller agreements, joint development, marketing agreements, strategic alliance agreements and Contracts containing covenants not to sue or non-assertion provisions) of Company Intellectual Property or Company Technology or Company Products, other than any non-exclusive outbound licenses to end user customers of Company Intellectual Property or Company Products entered into in the ordinary course of business consistent with past practice and in the standard form of customer agreement as provided or made available by the Company to Parent without any material changes (“Outbound Licenses”). All Inbound Licenses and Outbound Licenses (collectively, the “IP Contracts”) are in full force and effect, except to the extent they have previously expired in accordance with their terms. The consummation of the transactions contemplated by this Agreement will not automatically (with or without the giving of notice or lapse of time or both) violate or result in the breach, modification, cancellation, termination, suspension of, or right to modify, cancel, terminate or suspend, or acceleration of any payments with respect to, such IP Contracts. The Company is in compliance in all material respects with, and has not breached any term of any IP Contracts and, to the Knowledge of the Company, all other parties to IP Contracts are in compliance in all material respects with, and have not breached any material term thereof. Following the Closing (and subject to any contrary commitments, prohibitions, or restrictions to which Parent may be subject independent of the Merger and that extend to Company as a result of the Merger), the Company will be permitted to exercise all of its respective rights under the IP Contracts to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company or Parent would otherwise be required to pay. Neither this Agreement nor the transactions contemplated by this Agreement will cause, by the terms of an IP Contract to which the Company is a party: (i) Parent, any of its Affiliates or the Company to grant to any third party any right to or with respect to any Intellectual Property or Technology owned by, or licensed to, any of them, (ii) Parent, any of its Affiliates or the Company, to be restricted from developing, selling, licensing, manufacturing, delivering, distributing or commercializing any Company Intellectual Property, Company Technology or Company Products, or (iii) Parent, any of its Affiliates or the Company to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any third party in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby.

(e) Except as otherwise set forth in Schedule 2.18(e) of the Disclosure Schedule, to the Knowledge of the Company, none of the Company’s employees are obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such employee’s efforts to promote the interests of the Company. Neither the execution nor delivery of this Agreement will, nor the carrying on of the Company’s business as currently conducted by the employees of the Company does, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract, covenant or instrument under which any such employee is now obligated.

(f) Copies of the Company’s standard form of proprietary information, confidentiality and assignment agreement for employees and the Company’s standard form of consulting agreement containing proprietary information, confidentiality and assignment provisions have been provided to or made available by the Company to Parent. All (i) current and former employees of the Company and (ii) current and former consultants of the Company, in each case who have been involved in the creation, invention or development of Company Products, Company Intellectual Property or Company Technology for or on behalf of the Company, and all other individuals who have been directly and substantially involved in the creation, invention or development of Company Products or Company Technology for or on behalf of the Company (each, a “Contributor”), have executed the applicable form of agreement. Without limiting the foregoing, no Contributor owns or has any right to Company Products, Company Technology or Company Intellectual Property, nor to the Knowledge of the Company has any Contributor made any assertions with respect to any alleged ownership or rights. All current and former employees of the Company that are or were involved in the creation, invention or development of Company Products, Company Intellectual Property or Company Technology for or on behalf of the Company, and at the time of employment, residents of countries that recognize moral rights or whose employment relationships are or were governed by applicable Legal Requirements in countries that recognize moral rights have executed written agreements with the Company that include a waiver for the benefit of the Company of all moral rights in any works of authorship created by such employees relating to the business of the Company, including the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous.

(g) No Company Product contains at the time of delivery to customers any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed to have any of the following functions: (i) materially disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) materially damaging or destroying any data or file without the user’s consent.

(h) Except as otherwise set forth in Schedule 2.18(h) of the Disclosure Schedule, no Company Product is distributed by the Company with any software that is licensed pursuant to the GNU Affero General Public License (AGPL), GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Apache License, BSD licenses, or any other license that meets the Open Source Definition (www.opensource.org/osd.html) and/or Free Software Definition (www.gnu.org/philosophy/free-sw.html) or other third party license agreement that requires the disclosure or licensing of any source code for any software by the Company (“Open Source Software”). For each item of Open Source Software disclosed in Schedule 2.18(h) of the Disclosure Schedule, the Company has provided the following accurately: (i) the URL from which the license corresponding to the Open Source Software may be obtained; (ii) the license applicable to the Open Source Software by name and version number (where applicable); (iii) how the Open Source Software has been used by the Company in relation to the Company Product (i.e., whether the Open Source Software has been modified, distributed, statically or dynamically linked, etc.); (iv) the Company Product with or in which the Open Source Software has been used; and (v) in each case whether or not the Company has complied with all the requirement of the license or permissions applicable to the Open Source Software. Neither the Company nor any of its employees have contributed any Company Product to Open Source Software, and no contributions made by the Company or (to the Knowledge of Company) any of its employees to Open Source Software, if any, (x) were made in breach of confidentiality, Intellectual Property or other obligations under any Contract to which the Company or the contributing employee is a party, (y) breach the terms of the open source license or other agreement under which they were contributed or released or (z) to the Knowledge of Company, infringe, misappropriate or otherwise violate any Intellectual Property of any Person.

(i) No source code of any Company Software has been licensed or disclosed by the Company to any Person who is not an affiliate, employee, agent or other representative of the Company and no event has occurred that would result in any such source code being delivered or released to a third party (including but not limited to any third party that is acting as an escrow agent for or on behalf of the Company or any of customers of the Company).

(j) Schedule 2.18(j) of the Disclosure Schedule sets forth the Company’s current (as of the date hereof) list of known material, unresolved bugs in the form maintained by its development or quality control groups with respect to the Company Products and Company Technology. The Company has disclosed in writing to Parent all information relating to any material, unresolved problem or issue with respect to any of the Company Products and other Company Technology which adversely affects, or may reasonably be expected to adversely affect, the value, functionality or fitness for the intended purpose of such Company Products or Company Technology. Without limiting the generality of the foregoing, (i) there have been and are no material, unresolved defects, malfunctions or nonconformities in any of the Company Products and Company Technology and (ii) there have been, and are, no unresolved claims asserted against the Company or any of its customers or distributors related to the Company Products or Company Technology.

(k) No government funding, facilities or resources of any government, international organization, university, college, other educational institution or research center was used in the development of the Company Products or Company Intellectual Property.

2.19 Privacy and Data Security.

(a) The Company is, and at all times has been, in material compliance with (i) all applicable Legal Requirements, safe harbor requirements and any applicable foreign privacy requirements regarding the protection, storage, use, disclosure, and transfer of Personal Data; (ii) payment card industry data security standards applicable to the Company set by the PCI Security Standards Council, and has validated its compliance as required by any contractual obligations on the Company and the applicable rules and guidelines issued by the Card Associations; and (iii) all Contracts (or portions thereof) between the Company and its vendors, marketing affiliates and other customers and business partners that are applicable to the use and disclosure of Personal Data (such contracts hereinafter referred to as “Privacy Agreements”).

(b) Schedule 2.19(b) of the Disclosure Schedule identifies each published Company privacy policy and the period of time during which each such Company privacy policy was in effect. The Company has made available a copy of each published Company privacy policy to Parent. To the Knowledge of the Company, no material breach or violation of any Company privacy policy has occurred or is threatened. The Company has at all times: (i) clearly and conspicuously presented or made accessible an accurate Company privacy policy to individuals at the time the Company has collected any Personal Data from individuals through the Company’s website(s) or the Company Products; and (ii) notified and obtained consent from each affected individual with respect to any material changes to the data practices described in the relevant Company privacy policy that was presented to an individual at the time the Personal Data were collected from that individual (with the understanding that an individual will not be considered to have been “affected” if such change did not and is not expected to adversely affect the treatment of such individual’s Personal Data collected prior to such change). Neither the execution, delivery or performance of this Agreement or any Ancillary Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such Ancillary Agreements, including, without limitation, the collection, any processing, use, storage, security and/or disclosure of Personal Data by the Company that is required by this Agreement or any Ancillary Agreement, will result in any violation of any applicable Legal Requirements, privacy policies or security policies.

(c) The Company has used commercially reasonable efforts to not collect or receive any Personal Data from children under the age of thirteen (13), and the Company has not offered any website, advertising or other service targeted to children under the age of thirteen (13).

(d) The Company contractually requires all third parties, including vendors, Affiliates and other Persons providing services to the Company who, to any material degree, have access to or receive Personal Data from the Company to comply with all applicable Legal Requirements regarding the use of such Personal Data and to use commercially reasonable efforts to protect such Personal Data against unauthorized access or use.

(e) The Company has used commercially reasonable efforts consistent with prevailing industry practices, Legal Requirements and Company privacy policies to store and secure all Personal Data to protect against unauthorized access to or use of the Personal Data, including, without limitation, by adopting and implementing one or more security policies and procedures (“Security Policies”).

(f) To the Knowledge of the Company, there has been no unauthorized or illegal use, processing or disclosure of or access to, any Personal Data stored or secured by or for the Company, including with respect to any of the Company databases.

(g) The Company has not previously been and is not currently under investigation by any state, federal or foreign jurisdiction regarding its protection, storage, use, disclosure and transfer of Personal Data.

(h) The Company has not received any oral, written or other claim, complaint, inquiry or notice from any third party or any Governmental Authority related to whether the Company’s collection, processing, use, storage, security and/or disclosure of Personal Data (i) is in violation of any applicable Legal Requirements, privacy policies or security policies or (ii) otherwise constitutes an unfair, deceptive or misleading trade practice.

(i) To the Knowledge of the Company, there have been no material breaches or violations of any Security Policies or material unauthorized intrusions or breaches of the security of the Company’s information technology systems.

(j) The Company takes commercially reasonable actions to protect the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all non-public information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties and complies with all relevant Legal Requirements with regards to the transmission and storage of such information.

(k) The Company has commercially reasonable disaster recovery and security plans, procedures and facilities for its business.

2.20 Tax Matters.

(a) The Company has filed all Tax Returns that it has been required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been fully and timely paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens upon any of the Properties of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for Liens for Taxes not yet due and payable.

(b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c) To the Knowledge of the Company, no audits are presently pending with regard to any Taxes or Tax Returns of the Company. A list of all audits commenced or completed with respect to the Company with respect to taxable periods ending after December 31, 2009 is set forth in Schedule 2.20(c) of the Disclosure Schedule. No notification has been received by the Company that such an audit is pending or threatened with respect to any Taxes due from, with respect to, or attributable to the Company or any Tax Return filed by or with respect to the Company. No director or officer (or employee responsible for Tax matters) of the Company reasonably expects any taxing authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any taxing authority in writing or (ii) as to which any of the directors or officers (or employees responsible for Tax matters) of the Company has actual knowledge (after reasonable investigation) based upon personal contact with any agent of such taxing authority. No issue relating to Taxes has been raised in writing by a taxing authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by a taxing authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period. The Company has delivered to Parent correct and complete copies of all federal and state income Tax and other material Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2010.

(d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The Company is not a party to any Tax allocation agreement. The Company has never been a member of an Affiliated Group filing a consolidated federal income Tax Return. The Company does not have liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(f) The unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(g) The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal or state income Tax purposes.

(h) Since January 1, 2010, the Company has not made, changed or revoked any Tax election (except in the ordinary course of business), or elected or made any change in any accounting method, principle, policy, procedure or practice for Tax purposes, that is not disclosed in or attached to a Tax Return filed by the Company. All material elections with respect to Taxes affecting the Company are disclosed or attached to a Tax Return of the Company.

(i) All private letter rulings issued by the IRS to the Company (and any corresponding ruling or determination of any state, local or foreign taxing authority) have been disclosed in Schedule 2.20(i) of the Disclosure Schedule, and there are no pending requests for any such rulings (or corresponding determinations).

(j) The Company will not be required to include any items of income in, or exclude any items of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date in excess of net operating loss carryforwards of the Company carried forward from Tax periods ending on or before the Closing Date that the Company, Parent and its Affiliates are entitled to apply to reduce taxable income for the Tax period in which such taxable income is required to be recognized after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) entered into prior to the Closing Date; (iii) any installment sale or open transaction made on or prior to the Closing Date; (iv) any prepaid amount received on or prior to the Closing Date; (v) the cash basis method of accounting or percentage of completion method of accounting; or (vi) an election under Section 108(i) of the Code.

(k) There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company, and, after the Closing Date, the Surviving Corporation will not be bound by any such Tax-sharing agreements or similar arrangements entered into prior to the Closing or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(l) The Company has never had a permanent establishment in any foreign country. Schedule 2.20(l) of the Disclosure Schedule set forth each foreign country in which the Company has ever engaged in a trade or business (excluding solely the use of any Company Products in a foreign country), including the years in which the Company engaged in such trade or business and the nature of the trade or business in the foreign country. The Company is not (i) a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) or (ii) a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code (or any similar provision of state, local or foreign law).

(m) Except as otherwise set forth in Schedule 2.20(m) of the Disclosure Schedule, all related party transactions involving the Company are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any Tax law. The Company has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any Tax law. No taxing authority is asserting or threatening to assert a claim against the Company under or as a result of Section 482 of the Code or any similar provision of any foreign, state or local Tax law.

(n) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o) During the five (5)-year period ending on the Closing Date, the Company has not been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(p) The Company has disclosed on its Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of Code (or any similar provision under any state, local or foreign Tax law).

(q) The Company has never engaged in any “listed transaction” as defined in Section 1.6011-4 of the Treasury Regulations.

(r) The Company does not have any indebtedness that (i) was “corporate acquisition indebtedness” as defined in section 279 of the Code; (ii) bore interest any portion of which was “disqualified interest” as defined in section 163(j)(3) of the Code; or (iii) was an “applicable high yield discount obligation” as defined in section 163(i)(1) of the Code.

(s) Schedule 2.20(s) of the Disclosure Schedules lists the net operating losses, tax credit carryovers and other Tax attributes of the Company. The Company does not have any net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated hereby).

(t) The Company has been, at all times since its formation, properly classified as a corporation for all income (and similar) Tax purposes.

(u) The Company has not entered into any Contract in respect of Taxes with any Tax authority.

(v) Other than any Tax Returns that have not yet been required to be filed, the Company has made available to Parent true, correct and complete copies of the United States federal income Tax Return for each of the taxable periods ended December 31, 2010 through December 31, 2012.

(w) The Company is not subject to any “gain recognition agreements” pursuant to Section 367 or Section 1297 of the Code. The Company does not have a “dual consolidated loss” as defined in Section 1503(d) of the Code or a loss that would be similarly disallowed under similar Legal Requirements.

2.21 Permits. Schedule 2.21 of the Disclosure Schedule sets forth a complete and correct list of all Permits necessary for the Company to own, operate, use and/or maintain its Properties and to conduct its business and operations as presently conducted and as expected to be conducted in the future. All such Permits are properly held by the Company and in effect, no proceeding is pending or, to the Knowledge of the Company, threatened to modify, suspend or revoke, withdraw, terminate or otherwise limit any such Permits, and no administrative or governmental actions have been taken or, to the Knowledge of the Company, threatened in connection with the expiration or renewal of such Permits which could reasonably be expected to adversely affect the ability of the Company to own, operate, use or maintain any of its Properties or to conduct its business and operations as presently conducted and as expected to be conducted in the future. Except as otherwise set forth in Schedule 2.21 of the Disclosure Schedule, (a) no violations have occurred that remain uncured, unwaived or otherwise unresolved, or are occurring in respect of any such Permits, other than inconsequential violations, (b) no circumstances exist that would prevent or delay the obtaining of any requisite consent, approval, waiver or other authorization of the transactions contemplated hereby with respect to such Permits that by their terms or under applicable Legal Requirements may be obtained only after Closing, and (c) there exists no set of facts which could reasonably be expected to furnish a basis for the recall, withdrawal or suspension of any registration, license or other Permit, approval or consent of any Governmental Authority with respect to the Company.

2.22 Environmental Matters.

(a) There are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or, to the Knowledge of the Company, threatened, or judgments or orders relating to any Hazardous Materials (collectively, “Environmental Claims”) asserted or threatened against the Company or relating to any real property currently or formerly owned, leased or otherwise used by the Company. Neither the Company nor, to the Knowledge of the Company, any prior owner, lessee or operator of said real property, has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of in a manner which could reasonably be expected to form the basis for an Environmental Claim against the Company or Parent. The Company has not assumed any liability of any Person for cleanup, compliance or required capital expenditures in connection with any Environmental Claim.

(b) No Hazardous Materials are or were stored or otherwise located, and no underground storage tanks or surface impoundments are or were located, on real property currently or formerly owned, leased or used by the Company or, to the Knowledge of the Company, on adjacent parcels of real property, and no part of such real property or, to the Knowledge of the Company, any part of such adjacent parcels of real property, including the groundwater located thereon, is presently contaminated by Hazardous Materials.

(c) The Company has been and is currently in compliance in all material respects with all applicable Environmental Laws, including obtaining and maintaining in effect all Permits required by applicable Environmental Laws.

2.23 Banks. Schedule 2.23 of the Disclosure Schedule sets forth (a) the name of each bank, trust company or other financial institution and stock or other broker with which the Company has an account, credit line or safe deposit box or vault, (b) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (c) the purpose of each such account, safe deposit box or vault, and (d) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Company in matters concerning its respective business or affairs. No such proxies, powers of attorney or other like instruments are irrevocable.

2.24 Absence of Certain Business Practices.

(a) Neither the Company nor any director, officer, agent, employee or Affiliate of the Company, nor any other Person acting on behalf of or associated with the Company, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, agent, supplier or employee or agent of any customer, agent or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, agent, supplier, employee or agent of any customer, agent or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction), in each case which (i) would reasonably be expected to subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, would reasonably be expected to have had a Company Material Adverse Effect, or (iii) if not continued in the future, would reasonably be expected to have a Company Material Adverse Effect.

(b) Neither the Company nor any director, officer, agent, employee or Affiliate of the Company, nor any other Person acting on behalf of or associated with the Company is aware of any action, or any allegation of any action, or has taken any action, directly or indirectly, (i) that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977, 15 USC 78dd-1, et seq., as amended, and the rules and regulations thereunder (the “FCPA”), or other relevant multilateral measures such as the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and the UN Convention Against Corruption, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value to any “foreign official” (as defined under the FCPA) or employee, political party or campaign, official or employee of any public international organization, or official or employee of any government-owned enterprise or institution to obtain or retain business or to secure an improper advantage, or (ii) that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with any the Company or any of its Affiliates, in order to induce such person to act against the best interest of his or her employer or principal.

2.25 Authorizations. Schedule 2.25 of the Disclosure Schedule sets forth a list of all authorizations, consents, approvals, franchises, licenses and permits required by any Person (other than a Governmental Authority) for the operation of the business of the Company as presently operated (the “Other Person Authorizations”). All of the Other Person Authorizations have been duly issued or obtained and are in full force and effect, and the Company is in compliance with the terms of all the Other Person Authorizations. The Company does not have any knowledge of any facts that would reasonably be expected to cause them to believe that the Other Person Authorizations will not be renewed by the appropriate Person in the ordinary course.

2.26 Transactions With Affiliates. Except as otherwise set forth in Schedule 2.26 of the Disclosure Schedule and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in scheduled Company Plans by employees, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other transaction with any director, officer, stockholder or employee of the Company or any of their respective Affiliates. Except as otherwise set forth in Schedule 2.26 of the Disclosure Schedule, no director, officer, stockholder or employee of the Company or any of their respective Affiliates is directly or indirectly indebted to the Company for money borrowed or other loans or advances, and the Company is not directly or indirectly indebted to any such Person. Other than the Ribbit License (as defined in the Disclosure Schedule), no disclosure shall be required under this Section 2.26 with respect to any portfolio company of a venture capital, private equity or angel investor in the Company or any of their Affiliates.

2.27 Brokers and Finders. Except for Allen & Company LLC (the “Company Investment Bankers”), all negotiations relating to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby have been carried on without the intervention of any Person acting on behalf of the Company or any of its Affiliates, the Securityholder Representative or the Company Stockholders in such manner as to give rise to any valid claim against the Company, Parent or Merger Sub for any investment banker, brokerage or finder’s commission, fee or similar compensation.

2.28 Other Information. No representation or warranty furnished by the Company to Parent and/or Merger Sub pursuant to this Agreement, the Disclosure Schedule and the Officer’s Certificate (as hereinafter defined) (a) is, or at the Closing will be, false or misleading in any material respect, (b) contains, or at the Closing will contain, any misstatement of material fact, or (c) omits, or at the Closing will omit, to state any material fact required to be stated to make the statements therein, in light of the circumstances under which such statements were made, not misleading.

2.29 Information Statement. The information furnished on or in any document mailed, delivered or otherwise furnished to Company Stockholders by the Company in connection with the solicitation of their consent to this Agreement and the Merger, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made not misleading.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

3.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Authority. Each of Parent and Merger Sub has all corporate power and authority to execute and deliver this Agreement and any Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its respective obligations hereunder and thereunder. The execution and delivery by each of Parent and Merger Sub of this Agreement and any Ancillary Agreements to which it is a party, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder and thereunder and the consummation by each of Parent and Merger Sub of the Merger and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement and each of the Ancillary Agreements to which each of Parent and Merger Sub is a party have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect, which affect creditors’ rights generally.

3.3 No Conflicts; Consents.

(a) The execution and delivery of this Agreement and any Ancillary Agreements to which Parent or Merger Sub is a party, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the Merger and the transactions contemplated hereby and thereby, do not and will not: (i) violate or conflict with any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) violate any Legal Requirements applicable to Parent or Merger Sub or any of their respective Properties or (iii) violate any material Contract binding upon or applicable to Parent or Merger Sub or any of their respective Properties (except where such violation or conflict would not impair Parent’s or Merger Sub’s ability to consummate the Merger and the transactions contemplated hereby).

(b) No consent, notice, waiver, approval, order, action, Permit or authorization of, or registration, declaration or filing with, any Governmental Authority is required by, or with respect to, Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Ancillary Agreements to which Parent or Merger Sub is a party, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the Merger and the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (ii) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially impair Parent’s ability to consummate the Merger.

3.4 No Proceedings. No Action is pending or, to the knowledge of Parent or Merger Sub, threatened before any Governmental Authority seeking to restrain Parent or Merger Sub or prohibit their entry into this Agreement or prohibit the Closing, or seeking Damages against Parent or Merger Sub or any of their respective assets or properties as a result of the consummation of the Merger and the other transactions contemplated by this Agreement.

3.5 Financing. At the Closing, Parent will have sufficient funds to permit Parent or Merger Sub to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger.

3.6 Brokers. Parent and Merger Sub have not employed any broker or finder and have not incurred and will not incur any broker’s, finder’s or similar fees, commissions or expenses for which the Company would be responsible in connection with the transactions contemplated by this Agreement.

ARTICLE IV - OBLIGATIONS PRIOR TO THE CLOSING

4.1 Access. During the period from the date of this Agreement and continuing through the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII (the “Pre-Closing Period”), the Company shall permit Parent and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the premises, properties, books, records, financial, tax and accounting records (including, without limitation, the work papers of the Company’s independent accountants), Contracts, employees, counsel, financial advisors, accountants and other representatives of the Company at all times reasonably requested by Parent for the purpose of conducting an investigation of the Company’s financial condition, Properties, operations, prospects and business. The Company shall make available to Parent for examination and reproduction all documents and data of every kind and character relating to the Company in possession or control of, or subject to reasonable access by, the Company. The Company may restrict the foregoing access to the extent that any applicable

Legal Requirement requires the Company to restrict or prohibit access to any such properties or information.

4.2 Conduct of Business and Operations. During the Pre-Closing Period, the Company shall keep Parent reasonably advised as to all material operations and proposed material operations relating to the Company. During the Pre-Closing Period, the Company shall conduct its business in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, and shall use its commercially reasonable efforts to preserve intact the business organizations and goodwill of the Company, keep available the services of the current officers, employees and consultants of the Company, maintain and operate its Properties in a good and workmanlike manner, pay or cause to be paid all costs and expenses incurred in connection therewith in a timely manner, keep all Material Contracts in full force and effect, comply with all of the covenants contained in all such Material Contracts and preserve the present relationships of the Company with customers, suppliers, distributors, licensors, licensees and others Persons with which the Company has significant business relations, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Effective Time. Without limiting the generality of the foregoing, during the Pre-Closing Period, except as expressly contemplated by this Agreement and except as expressly set forth in Schedule 4.2 of the Disclosure Schedule, the Company shall not, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend its Organizational Documents;

(b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine, recapitalize or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of any securities of the Company, or any option, warrant or right, directly or indirectly, to acquire any securities of the Company, or (iv) purchase, repurchase, redeem or otherwise acquire any securities of the Company, or propose to do any of the foregoing; provided, however, that (A) the Company may issue shares of Common Stock in connection with the exercise of Stock Options outstanding as of the date hereof, (B) the Company may issue shares of Common Stock in connection with the conversion of Preferred Stock outstanding as of the date hereof, and (C) the Company may issue shares of Series A-4 Preferred Stock in connection with the exercise of the Series A-4 Warrants outstanding as of the date hereof;

(c) issue, grant, sell, dispose of or authorize the issuance, grant, sale or disposition of, any shares of Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities; provided, however, that (i) the Company may issue shares of Common Stock in connection with the exercise of Stock Options outstanding as of the date hereof, (ii) the Company may issue shares of Common Stock in connection with the conversion of Preferred Stock outstanding as of the date hereof, and (iii) the Company may issue shares of Series A-4 Preferred Stock in connection with the exercise of the Series A-4 Warrants outstanding as of the date hereof;

(d) take any action to accelerate or otherwise modify the terms of any outstanding Stock Options;

(e) create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness, or issue or sell any debt securities or guarantee any debt securities of others;

(f) make or commit to make any capital expenditures, capital additions, capital improvements or purchase of fixed assets in excess of $10,000.00;

(g) materially reduce the amount of insurance coverage provided by existing insurance policies;

(h) sell, transfer, lease, mortgage, encumber or otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (i) in the ordinary course of business consistent with past practice, or (ii) pursuant to any Material Contract;

(i) terminate or waive any right of substantial value;

(j) increase the compensation payable or to become payable to any director or officer of the Company or increase the compensation payable or to become payable to any consultant or non-officer employee of the Company outside the ordinary course of business and not consistent with past practice; make any loan, advance or capital contribution to, or grant any bonus, severance or termination pay to, or terminate, enter into or amend any Company Plan or employment or severance Contract with, any director, officer or other employee of the Company (other than the grant of any bonus to, or the termination of employment of, any non-officer employee in the ordinary course of business consistent with past practice); establish, adopt, enter into, amend, terminate or otherwise change the coverage or benefits available under, any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employees; pay any bonus to any director or officer of the Company or otherwise grant any unusual or extraordinary benefit or other direct or indirect compensation to any person; change any actuarial assumption or other assumption used to calculate funding obligations with respect to any pension or retirement plan; or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, except, in each case, as may be required by applicable Legal Requirements or commitments under Contracts which are existing as of the date hereof;

(k) merge into or with or consolidate with, or acquire the business or assets of, any Person;

(l) purchase any securities of any Person other than purchases of Unvested Common Stock on termination of service or purchases pursuant to a right of first refusal in favor of the Company;

(m) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(n) enter into any Material Contract, amend in any material respect any Material Contract or terminate any Material Contract, in each case other than Contracts for the sale or licensing of the Company Products to the Company’s customers entered into, amended, or terminated in the ordinary course of business and consistent with past practice;

(o) make a material change in the business of the Company or cease or discontinue to operate all or a material part of its business;

(p) settle any Action, or file any motions, orders, claims, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(q) maintain the Company’s books and records other than in the usual, regular and ordinary manner in accordance with GAAP and on a basis consistent with prior periods or make any change in any of its accounting methods or practices that would be required to be disclosed under GAAP;

(r) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(s) accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when they would have been collected in the ordinary course of business consistent with past practices;

(t) delay or accelerate payment of any accrued expense, trade payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practices;

(u) enter into any material transaction with any of its Affiliates other than pursuant to written arrangements in effect on the date of this Agreement and excluding any employment, compensation or similar arrangements otherwise expressly permitted pursuant to this Section 4.2;

(v) abandon or permit to lapse any right to any material patent or patent application or any registration of any Company Intellectual Property; or

(w) agree or commit to take any of the actions described in clauses (a) through (v) of this Section 4.2.

4.3 No Solicitation.

(a) During the Pre-Closing Period, the Company shall not, nor shall it authorize or permit any of its directors, officers or other employees, stockholders, affiliates, representatives or other agents including its financial, legal or accounting advisors (together, “Representatives”) to, and the Company shall instruct each such Representative not to, directly or indirectly (i) solicit, initiate, seek, knowingly encourage, promote, formally approve or support any inquiry, proposal or offer from, (ii) furnish any non-public information regarding the Company to, or (iii) participate in any discussions or negotiations with, any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other entity, Person or group of any of the foregoing regarding (A) any acquisition of all or any part of the Company (including by way of any merger or consolidation with or involving the Company) or any acquisition, issuance, grant, sale or transfer of any of the securities, business, properties or assets of the Company (other than the sale of products and services in the ordinary course of business consistent with past practice or license of intellectual property in connection therewith and the exercise of outstanding stock options or warrants), (B) any joint venture or other strategic investment in or involving the Company (other than a commercial or strategic relationship in the ordinary course of business), including, without limitation, any new financing, investment round or recapitalization of the Company, (C) the employment of all or substantially all of the employees, contractors and consultants of the Company, or (D) any other similar transaction involving the Company that is not in the ordinary course of business (each, an “Alternative Transaction”). The Company hereby agrees that any action taken by one or more of its Representatives that would constitute a breach of this Section 4.3(a) if taken by the Company will constitute a breach of this Section 4.3(a) by the Company.

(b) At all times during the Pre-Closing Period, the Company shall promptly notify Parent if the Company or any of its Representatives receives any communication, offer or proposal regarding or relating to a potential Alternative Transaction, which notice shall include the identity of the party making any such communication, offer or proposal, the specific terms of such communication, offer or proposal, as the case may be (including a copy of any written material and electronic communications received from such party), and such other information related thereto as Parent may reasonably request.

(c) The parties hereto agree that irreparable harm would occur, and that monetary damages would not be a sufficient remedy, in the event that the provisions of this Section 4.3 were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agrees that Parent shall be entitled to injunctive relief in the event of a breach of this Section 4.3, including an injunction to prevent any continuing breach or violation of the provisions of this Section 4.3, and the remedy of specific performance to enforce specifically the terms and provisions this Section 4.3 in any court of the United States or any state having jurisdiction. The Company also agrees that Parent shall not be required to provide any bond or other security in connection with any such injunction or order or decree of specific performance or in connection with any related legal proceeding. The foregoing remedies shall not be deemed to be the exclusive remedy for any breach or violation of this Agreement, but shall instead be in addition to any and all other remedy or remedies to which Parent may be entitled at law or in equity.

ARTICLE V - ADDITIONAL AGREEMENTS

5.1 Commercially Reasonable Efforts to Close. Subject to the terms and conditions of this Agreement, each party hereto shall use its commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable Legal Requirements to consummate the Merger and the other transactions contemplated hereby as promptly as practicable, including, without limitation, (a) obtaining all Permits, authorizations, consents and approvals of any Governmental Authority or other Person which are required for or in connection with the consummation of the Merger and the other transactions contemplated hereby and by the Ancillary Agreements, (b) taking any and all reasonable actions necessary to satisfy all of the conditions to each party’s obligations hereunder as set forth in Article VI, and (c) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing, in each case in order to consummate the Merger and the other transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

5.2 Notice Regarding Changes. The Company shall promptly inform Parent in writing of any change in facts and circumstances that could reasonably be expected to render any of the representations and warranties made herein by the Company inaccurate or misleading in any material respect if such representations and warranties had been made upon the occurrence of the fact or circumstance in question; provided, that the Company’s unintentional failure to give notice under this Section 5.2 shall not be deemed to be a breach of covenant under this Section 5.2, but instead shall constitute only a breach or failure of the underlying representation or warranty or covenant or condition, as the case may be. Parent shall promptly inform the Company in writing of any change in facts and circumstances that could reasonably be expected to render any of the representations and warranties made herein by Parent or Merger Sub inaccurate or misleading in any material respect if such representations and warranties had been made upon the occurrence of the fact or circumstance in question; provided, that Parent’s unintentional failure to give notice under this Section 5.2 shall not be deemed to be a breach of covenant under this Section 5.2, but instead shall constitute only a breach or failure of the underlying representation or warranty or covenant or condition, as the case may be.

5.3 Stockholder Solicitation.

(a) Immediately following the execution of this Agreement, the Company shall solicit the written consent from all of the Company Stockholders in the form of the Stockholder Written

Consent. The Company shall promptly deliver to Parent a copy of each executed Stockholder Written Consent upon receipt thereof from any Company Stockholder pursuant to such solicitation. It is anticipated that, promptly after the execution of this Agreement, the Company will receive Stockholder Written Consents from Company Stockholders pursuant to the preceding solicitation that are sufficient to fully and irrevocably deliver the Required Stockholder Approval.

(b) Upon receipt of the Required Stockholder Approval, the Company shall promptly deliver a written notice to each Company Stockholder whose consent was not obtained as described in Section 5.3(a) hereof of the approval and adoption by the Required Stockholder Approval of this Agreement and the approval of the transactions contemplated hereby, including the Merger, pursuant to and in accordance with the applicable provisions of the DGCL and the Organizational Documents, which notice shall include the notice to stockholders required by Section 262 of the DGCL and Section 1301 of the CCC of the approval of the Merger and that appraisal and dissenters’ rights will be available (the “Stockholder Notice”). Parent shall have a right to review and comment upon the Stockholder Notice prior to any delivery of the Stockholder Notice to any Company Stockholder, and the Company shall consider in good faith any comments made by Parent on the Stockholder Notice. The board of directors of the Company shall not alter, modify, change or revoke its unanimous approval of the Merger, this Agreement and the transactions contemplated hereby, nor its unanimous recommendation to the Company Stockholders to vote in favor of the Merger, this Agreement and the transactions contemplated hereby.

5.4 Consents. The Company shall use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any third parties to any Contract (including all of the Contracts set forth in Schedule 2.5(a) of the Disclosure Schedule) as are required thereunder in connection with the Merger in order for such Contract to remain in full force and effect following the Merger. Such consents, modifications, waivers and approvals shall be in a form reasonably acceptable to Parent. In the event that the other parties to any such Contract conditions its grant of a consent, modification, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration or the provision of additional security (including a guarantee), the Company shall promptly consult with Parent regarding the appropriate response to such a request. In the event the Merger is not consummated for any reason, neither Parent nor Merger Sub shall have any liability to the Company, the Company Stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, modifications, waivers and approvals.

5.5 Employee Matters.

(a) Prior to the Closing, the Company shall take all actions necessary and appropriate to terminate the Equity Plan, such termination to be effective at or before the Effective Time.

(b) Prior to the Closing, the Company shall take all actions necessary and appropriate to terminate the Company’s 401(k) plan not later than the day preceding the Closing Date by action of the Company’s board of directors.

(c) On or prior to the Closing Date, Parent shall, or shall cause one of its subsidiaries to, extend an offer of employment to each employee of the Company based in the United States (each, a “U.S. Employee”) in Parent’s customary forms (a “U.S. Offer Letter”) to become an employee of Parent or one of its subsidiaries, on such terms and conditions reasonably acceptable to Parent. Each such U.S. Offer Letter shall provide each U.S. Employee who accepts employment with Parent or one of its subsidiaries (each, a “New U.S. Employee”) with overall compensation and employee benefits (but not equity and/or equity based compensation) which, in the aggregate, are no less favorable than those provided to each such New U.S. Employee immediately prior to the Effective Time; provided, however, that Parent shall not be obligated under the terms of this Agreement to cause the continuation of any employment relationship with any New U.S. Employee for any specific period of time.

(d) On or prior to the Closing Date, Parent shall, or shall cause one of its subsidiaries to, extend an offer of employment to each Finnet Consultant and each employee of Finnet (together, the “Argentina Service Providers”) in Parent’s customary forms (an “Argentina Offer Letter,” and collectively with the U.S. Offer Letters, the “Offer Letters”) to become an employee of Parent or one of its subsidiaries, on such terms and conditions reasonably acceptable to Parent. Each such Argentina Offer Letter shall provide each Argentina Service Provider who accepts employment with Parent or one of its subsidiaries (each, a “New Argentina Employee”) with overall compensation and employee benefits (but not equity and/or equity based compensation) which, in the aggregate, are no less favorable than those provided to each such New Argentina Employee immediately prior to the Effective Time; provided, however, that Parent shall not be obligated under the terms of this Agreement to cause the continuation of any employment relationship with any New Argentina Employee for any specific period of time.

(e) On or prior to the Closing Date, Parent shall deliver a written notice to the Continuing Employees set forth on Schedule 5.5(e) hereof notifying each such Continuing Employee that Parent will grant Parent restricted stock unit awards to such Continuing Employee at a time to be determined by Parent following the Closing (the “RSU Notices”) (with the specific number of restricted stock units to be based on the Parent Trading Price and as set forth in such Continuing Employee’s RSU Notice), subject to the approval of the compensation committee of the board of directors of Parent, and subject to such terms and conditions as the compensation committee of the board of directors of Parent may determine; provided, that such restricted stock units will vest annually over three years from the Closing Date; provided further, that failure of such compensation committee to approve any such restricted stock units shall not relieve Parent from liability for failing to make such awards.

(f) Nothing contained in this Section 5.5 or otherwise in this Agreement, express or implied, shall (i) be construed to restrict in any way the ability of Parent, the Surviving Corporation or any of their Affiliates to (A) amend, terminate or modify the duties, responsibilities or employment of any employee, consultant or independent contractor, (B) to amend, terminate or modify any Company Plan, compensation or benefit arrangement or any other employee benefit plans or programs maintained by Parent, the Surviving Corporation or their Affiliates at any time or from time to time or (C) grant any employee, consultant or independent contractor any special right for compensation, (ii) be treated as an amendment or other modification of any compensation or benefit arrangement of Parent, the Company, the Surviving Corporation or any of their Affiliates, including any Company Plan, or (iii) be construed to create any third-party beneficiary rights in any present or former employee, service provider, independent contractor, consultant, any such Person’s alternate payees, dependents or beneficiaries or any other Person, whether in respect of continued service or resumed service, compensation, benefits or otherwise. Notwithstanding anything in this Agreement to the contrary, on and after the Closing, the employment of employees by Parent, the Surviving Corporation or any of their Affiliates (as applicable) shall be subject to Parent’s usual terms, conditions and policies of employment, including Parent’s policies regarding modifications of the terms and conditions of employment.

5.6 Payment of Accrued Amounts. As of the Closing Date, the Company shall pay all vacation and/or paid time off that has been accrued but unused by any of the employees of the Company, all accrued wages, bonuses and commissions, and all other accrued but unpaid benefits.

5.7 Securityholder Schedule. At least two (2) Business Days prior to the Closing, the Company shall deliver to Parent a securityholder schedule (the “Securityholder Schedule”) setting forth the following information, in form and substance reasonably satisfactory to Parent:

(a) with respect to each Participating Securityholder: (i) the name, address and social security or tax identification number of such Participating Securityholder (where such information is in the possession of the Company), (ii) the consideration that such Participating Securityholder is entitled to receive pursuant to Section 1.6(c) or Section 1.8(a), as applicable, (iii) the Pro Rata Fraction of such Participating Securityholder, and (iv) the amount to be contributed to the Escrow Fund and the Representative Expense Fund on behalf of such Participating Securityholder pursuant to this Agreement; and

(b) with respect to each Unvested Stock Option that is assumed and converted into a Parent Option pursuant to Sections 1.8(b)(i) or 1.8(b)(ii), (i) the name and mailing address of each holder of such an Unvested Stock Option as reflected on the corporate records of the Company, and (ii) (A) the number of shares of Common Stock subject to such Unvested Stock Option, (B) the per share exercise price for the shares of Common Stock purchasable pursuant to such Unvested Stock Option, and (C) the number of shares of Parent Common Stock and the exercise price per share of Parent Common Stock subject to the Parent Option into which such Unvested Stock Option shall be assumed and converted pursuant to Sections 1.8(b)(i) or 1.8(b)(ii).

5.8 Indemnification of Directors and Officers.

(a) All rights to indemnification, exculpation and expense advancement by the Company existing in favor of those Persons who are current or former directors and officers of the Company (the “D&O Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the Organizational Documents (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said D&O Indemnified Persons (as in effect as of the date of this Agreement) in the forms made available by the Company to Parent prior to the date of this Agreement, shall survive the Merger and Parent shall cause the same to be observed by the Surviving Corporation for a period of six (6) years from the Effective Time, and any claim made requesting indemnification pursuant to such indemnification rights within such six-year period shall continue to be subject to this Section 5.8(a) until disposition of such claim.

(b) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 5.8.

(c) Prior to the Effective Time, the Company shall purchase, at its expense, in effect for six (6) years after the Effective Time, insurance “tail” or other insurance policies with respect to directors’ and officers’ liability insurance with respect to acts or omissions existing or occurring at or prior to the Effective Time in an amount and scope at least as favorable as the coverage applicable to directors and officers as of immediately prior to the Effective Time under the Company’s directors’ and officers’ liability insurance policy (the “D&O Tail Policy”).

(d) The provisions of this Section 5.8 shall survive the consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. This Section 5.8 may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected D&O Indemnified Person.

5.9 Certain Tax Matters.

(a) Parent shall prepare, or cause to be prepared, in accordance with past practices unless otherwise required by applicable Legal Requirements, at the expense of the Participating Securityholders, and file, or cause to be filed, all Tax Returns for the Company for all tax periods ending on or prior to the Closing Date (or tax periods that begin before the Closing Date and end after the Closing Date (a “Straddle Period”)) that are filed after the Closing Date. Parent shall deliver a draft of each such Tax Return to the Securityholder Representative not fewer than forty-five (45) days prior to the deadline for filing such Tax Return, including extensions. The Securityholder Representative shall notify Parent in writing if it objects to any portion of a draft Tax Return within thirty (30) days after the draft Tax Return is delivered to the Securityholder Representative. If Parent does not receive written objection by the end of the thirty (30) day period, Parent may file such Tax Return. If the Securityholder Representative notifies Parent that it objects to any portion of the draft Tax Return on or before the end of the thirty (30) days, the Securityholder Representative and Parent shall attempt to mutually resolve any disagreements in good faith regarding such draft Tax Return. Any disagreements regarding the draft Tax Returns that are not resolved within another ten (10) days by the parties shall be resolved by the Settlement Accountants. The parties shall use their respective best efforts to cause the Settlement Accountants to resolve the disagreement within thirty (30) days after the date on which they are engaged or as soon as possible thereafter. The determination of the Settlement Accountants shall be binding on the parties. The cost of the services of the Settlement Accountants together with the expense of filing any amended Tax Returns (as described in the next sentence) will be borne by the party whose calculation of the matter in disagreement differs the most from the calculation as finally determined by the Settlement Accountants; provided, that any costs attributable to the Securityholder Representative shall be borne by the Participating Securityholders. The Tax Returns that are subject to any disagreement shall not be filed until such disagreement is resolved, provided that if such Tax Returns must be filed in order to avoid a penalty, such Tax Returns may be filed as prepared (with any changes to which the parties agree prior to the date of filing reflected therein), and if further changes are agreed upon or required by the Settlement Accountants then Parent shall amend such Tax Returns promptly to reflect such changes.

(b) Parent and the Securityholder Representative will cooperate, as and to the extent reasonably requested by the other party, in connection with the filing and preparation of Tax Returns pursuant to this Section 5.9 and any proceeding related thereto. Such cooperation will include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent will retain all books and records with respect to Tax matters pertinent to the Company relating to any tax period beginning before the Closing Date until the expiration of the statute or period of limitations of the respective tax periods.

(c) All Tax sharing agreements or similar arrangements with respect to or involving the Company shall be terminated prior to the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

5.10 Stockholder Litigation. The Company shall promptly notify Parent in writing of, and shall give Parent the opportunity, at Parent’s sole discretion, to participate in the defense and settlement, of any stockholder claim or litigation (including any class action or derivative litigation) against or otherwise involving the Company and/or any of its directors or officers relating to this Agreement, the Merger or any of the other transactions contemplated hereby. No compromise or full or partial settlement of any such claim or litigation shall be agreed to by the Company without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) unless such compromise or settlement includes a complete release of liability in favor of the Company or its directors or officers or the cost thereof is fully covered by insurance.

5.11 Casualty Loss. If, between the date of this Agreement and the Closing, any of the Properties of the Company shall be destroyed or damaged in whole or in part by fire, earthquake, flood, other casualty or any other cause, then the Company shall, at Parent’s election, (a) cause such Properties to be repaired or replaced prior to the Closing with Properties of substantially the same condition and function, (b) deposit in a separate account an amount sufficient to cause such Properties to be so repaired or replaced, or (c) enter into contractual arrangements reasonably satisfactory to Parent so that the Company will have at the Closing the same economic value as if such casualty had not occurred.

ARTICLE VI - CONDITIONS PRECEDENT TO THE MERGER

6.1 Conditions Precedent to the Obligations of the Company. The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to materiality or material adverse effect set forth herein) as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of the earlier date).

(b) Performance of Covenants. Parent and Merger Sub shall have performed and complied with, in all material respects, all of their covenants and agreements required by this Agreement to be performed and satisfied by Parent or Merger Sub at or prior to the Closing.

(c) No Restraints. As of the Closing Date, no Action (excluding any such Action initiated by or on behalf of the Company) shall be pending or threatened before any Governmental Authority seeking to restrain the Company or prohibit the Closing or seeking Damages against the Company as a result of the consummation of the transactions contemplated by this Agreement.

(d) Officer’s Certificate. The Company shall have received a certificate from Parent, duly and validly executed by an officer of Parent for and on behalf of Parent, to the effect that, as of the Closing, each of the conditions specified in Sections 6.1(a) and 6.1(b) is satisfied in all respects.

(e) Required Stockholder Approval. The Required Stockholder Approval shall have been duly and validly obtained, as required by the Organizational Documents, the DGCL and the CCC, in each case as in effect on the date of such approval.

(f) Escrow Agreement. The Company shall have received a duly and validly executed Escrow Agreement from the Escrow Agent and Parent, dated as of the Closing Date.

6.2 Conditions Precedent to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth herein) as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of the earlier date).

(b) Performance of Covenants. The Company shall have performed and complied with, in all material respects, all of its covenants and agreements required by this Agreement to be performed and satisfied by the Company at or prior to the Closing.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect which has not been cured.

(d) Officer’s Certificate. Parent shall have received a certificate from the Company (the “Officer’s Certificate”), duly and validly executed by the Chief Executive Officer of the Company for and on behalf of the Company, to the effect that, as of the Closing, each of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c) is satisfied in all respects.

(e) Required Stockholder Approval. The Required Stockholder Approval shall have been duly and validly obtained, as required by the Organizational Documents, the DGCL and the CCC, in each case as in effect on the date of such approval.

(f) Dissenting Shares. The number of shares of Capital Stock that are Dissenting Shares shall be less than five percent (5.0%) of the number of shares of Capital Stock outstanding immediately prior to the Effective Time.

(g) No Restraints. As of the Closing Date, no Action (excluding any such Action initiated by or on behalf of Parent or Merger Sub) shall be pending or threatened before any Governmental Authority seeking to restrain Parent or Merger Sub or prohibit the Closing or seeking Damages against Parent or Merger Sub as a result of the consummation of the transactions contemplated by this Agreement.

(h) No Litigation. There shall not be pending any lawsuit or other legal proceeding: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from Parent or Merger Sub Damages or other monetary relief; (c) seeking to prohibit or limit in any material respect Parent’s, Merger Sub’s or the Company’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any capital stock of the Company; (d) seeking to compel the Company, Parent or Merger Sub to dispose of or hold separate any material assets as a result of the Merger; or (e) relating to the Merger and seeking to impose (or that could result in the imposition of) any criminal sanctions or liability on the Company, Parent or Merger Sub or any of their respective officers or directors.

(i) Closing Statement. Parent shall have received the Closing Statement from the Company.

(j) Securityholder Schedule. Parent shall have received the Securityholder Schedule from the Company, which shall have been certified as of the Closing Date as complete and correct by the Chief Executive Officer of the Company.

(k) Series A-4 Warrants. Each Series A-4 Warrant shall have been exchanged for the number of shares of Series A-4 Preferred Stock issuable pursuant to the terms of such Series A-4 Warrant and thereafter terminated and cancelled.

(l) FIRPTA Certificate. Parent shall have received a copy of a FIRPTA Compliance Certificate in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3), duly and validly executed by a duly authorized officer of the Company.

(m) Non-Competition and Non-Solicitation Agreements and Non-Disclosure and Confidentiality Agreements.

(i) Each of the Persons listed on Schedule 6.2(m)(i) hereto shall have entered into a Non-Competition and Non-Solicitation Agreement with Parent, in substantially the form attached hereto as Exhibit F.

(ii) Each of the Persons listed on Schedule 6.2(m)(ii) hereto shall have entered into a Non-Disclosure and Confidentiality Agreement with Parent, in substantially the form attached hereto as Exhibit G.

(n) New Employment Arrangements.

(i) At least 90% of the total number of U.S. Employees (including those U.S. Employees set forth on Schedule 6.2(n)(i)) (A) shall have signed a U.S. Offer Letter in the form provided by Parent or that is reasonably acceptable to Parent, in each case effective on the first Business Day after the Closing Date, (B) shall not have terminated his or her employment with the Company or expressed an intention to terminate, or taken action toward terminating, his or her employment with the Company at or prior to the Closing, or with Parent or one of its subsidiaries following the Closing, (C) shall have satisfied Parent’s customary employee background investigation, (D) shall have executed Parent’s Proprietary Rights and Restrictive Covenant Agreement, and (E) shall be eligible to work in the United States.

(ii) At least 90% of the total number of Argentina Service Providers (including those Argentina Service Providers set forth on Schedule 6.2(n)(ii)) (A) shall have signed an Argentina Offer Letter in the form provided by Parent or that is reasonably acceptable to Parent, in each case effective on the first Business Day after the Closing Date, (B) shall have satisfied a customary employee background investigation satisfactory to Parent, and (C) shall have executed a proprietary information and inventions agreement or similar agreement in a form satisfactory to Parent.

(o) Payment of Accrued Amounts. Parent shall have received evidence, in form and substance reasonably satisfactory to Parent, that the Company has paid all vacation and/or paid time off that has been accrued but unused by any of the employees of the Company, all accrued wages, bonuses and commissions, and all other accrued but unpaid benefits effective as of and contingent upon the Closing.

(p) Resignations of Officers and Directors. Parent shall have received a duly and validly executed director and officer resignation and release in the form attached hereto as of Exhibit H from each of the officers and directors of the Company effective as of the Effective Time.

(q) Escrow Agreement. Parent shall have received a duly and validly executed Escrow Agreement from the Escrow Agent and the Securityholder Representative, dated as of the Closing Date.

(r) Option Cancellation Agreements. Parent shall have received a duly and validly executed Option Cancellation Agreement from each holder of a Stock Option that is outstanding immediately prior to the Effective Time.

(s) Company Corporate Action. Parent shall have received from the Company a certified copy of all necessary corporate and stockholder action on its behalf approving the Company’s execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Merger.

(t) Legal Opinion. Parent shall have received the opinion letter of Fenwick & West LLP (“Fenwick”) dated as of the Closing Date, addressed to Parent and in the form attached hereto as Exhibit I.

(u) Payoff Letters. Parent shall have received copies of Payoff Letters or other evidence, reasonably satisfactory to it, of the termination, at or prior to Closing, of all Company Indebtedness and any and all Liens that encumber the Company’s Properties pursuant thereto.

(v) Tax Returns. The Company shall have filed all Tax Returns required to be filed by it for the fiscal years ended December 31, 2011 and December 31, 2012.

(w) D&O Tail Policy. The Company shall have purchased the D&O Tail Policy in accordance with Section 5.8(c) hereof.

(x) Founder Restricted Stock Purchase Agreement. The Founder shall have executed and delivered to Parent a restricted stock purchase agreement for the purchase of Parent Common Stock, substantially in the form attached hereto as Exhibit J (the “Restricted Stock Purchase Agreement”), pursuant to which the Founder shall, contemporaneously with the Closing, direct Parent to retain $659,081.78 million (such amount, the “Founder Stock Amount”) of the Estimated Merger Consideration Amount that would otherwise be payable to the Founder to satisfy the payment obligations of the Founder under the Restricted Stock Purchase Agreement.

(y) Founder Option Revesting Agreement. The Founder shall have executed and delivered to Parent the Founder Option Revesting Agreement.

(z) Founder Offer Letter Termination. Parent shall have received a duly and validly executed offer letter termination agreement between the Company and the Founder, in form and substance satisfactory to Parent.

(aa) Consultant Termination Agreements and Releases. Parent shall have received a duly and validly executed termination agreement and release between the Company and each of the Finnet Consultants, in form and substance satisfactory to Parent.

(bb) Other Restricted Stock Purchase Agreement. Each of the Persons listed on Schedule 6.2(bb) hereto (the “Purchasers”) shall have executed and delivered to Parent a Restricted Stock Purchase Agreement for the purchase of Parent Common Stock, pursuant to which the Purchasers shall, contemporaneously with the Closing, direct Parent to retain an aggregate of $99,971.84 of the Estimated Merger Consideration Amount (such amount, the “Purchaser Stock Amount”) that would otherwise be payable to the Purchasers to satisfy the payment obligations of the Purchasers under the Restricted Stock Purchase Agreement.

(cc) Asset Purchase Agreement. Parent shall have received a duly and validly executed asset purchase agreement between Finnet and Lemon Argentina S.R.L.

(dd) Finnet Employee IP Assignments. Each employee of and consultant to Finnet shall have executed and delivered to Parent an assignment of intellectual property in form and substance satisfactory to Parent.

(ee) Financial Statements. Parent shall be satisfied that it will be able to obtain, not later than sixty (60) days after the Closing Date, all audited historical and unaudited pro forma Financial Statements with respect to the Company, if any, together with any required consent of the Company’s independent public accountants, that may be required to be included in a Current Report on Form 8-K.

ARTICLE VII - INDEMNIFICATION

7.1 Survival of Representations and Warranties. The representations and warranties of the Company contained in this Agreement or in any certificate or other instrument required to be delivered pursuant to this Agreement (including the Officer’s Certificate) shall survive for a period of eighteen (18) months following the Closing Date (the date of expiration of such eighteen (18)-month period, the “Expiration Date”); provided, however, that in the event of Fraud or Intentional Misrepresentation with respect to a representation or warranty, such representation or warranty shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations; provided, further, that (a) the representations and warranties of the Company contained in Section 2.2 (Authority), Section 2.3 (Capitalization) and Section 2.5(a)(i) (No Conflict with Organizational Documents (together, the “Fundamental Representations”) shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations, (b) the representations and warranties of the Company contained in Section 2.20 (Tax Matters) (the “Tax Representations”) shall survive until the date that is sixty (60) days after the expiration of all statutes of limitations applicable to the applicable Taxes addressed by such representations and warranties (including all periods of extension), (c) the representations and warranties of the Company contained in Section 2.18 (Intellectual Property) (the “IP Representations”) shall survive for a period of three (3) years following the Closing Date (the Fundamental Representations, the Tax Representations and the IP Representations being collectively referred to herein as the “Special Representations”), and (d) the representations and warranties of the Company contained in Section 2.7 (Employee Benefit Matters) and Section 2.8 (Labor and Employment Matters) (together, the “Employment Representations”) shall survive for a period of two (2) years following the Closing Date; and provided, further, that all representations and warranties of the Company shall survive beyond the Expiration Date or other survival periods specified above with respect to any inaccuracy therein or breach thereof if a claim is properly made hereunder in writing setting forth the specific claim and the basis therefor prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved. The representations and warranties of Parent and Merger Sub contained in this Agreement, the Ancillary Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties.

7.2 Indemnification.

(a) From and after and by virtue of the Merger, subject to the terms of this Article VII, the Participating Securityholders shall severally and not jointly (based on each Participating Securityholder’s Pro Rata Fraction), indemnify and hold harmless Parent, Merger Sub, the Surviving Corporation and their respective Affiliates (including, without limitation, Lemon Argentina S.R.L.), and each of their respective officers, directors, employees, agents and representatives (the “Indemnified Parties”), from and against any and all losses, liabilities, obligations, damages, deficiencies, income and other Taxes, costs, interest, awards, judgments, penalties, wages, fines, liquidated damages, expenses and assessments, including, without limitation, reasonable attorneys’, accountants’ and consultants’ fees and expenses and including any such reasonable expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) paid, incurred, suffered or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation) (regardless of whether or not such Losses relate to any Third Party Claims), directly or indirectly, resulting from, arising out of, or relating to any of the following (the “Indemnifiable Matters”):

(i) a breach of, or inaccuracy in, any of the representations or warranties made by the Company in this Agreement or in the Officer’s Certificate (it being agreed that, for any and all purposes of this Article VII, all qualifications and exceptions relating to “materiality,” “Company Material Adverse Effect” or similar qualifying language shall be disregard, including, without limitation, for purposes of determining whether or not a breach of a representation or warranty has occurred, determining whether the Threshold Amount (as hereinafter defined) has been surpassed or determining the amount of any Losses);

(ii) a breach or default in performance by the Company of any covenant or agreement of the Company contained in this Agreement;

(iii) regardless of the disclosure of any matter set forth in the Disclosure Schedule, any Fraud or Intentional Misrepresentation on the part of the Company in connection with this Agreement, the Merger or the other transactions contemplated hereby;

(iv) any payment in respect of any Dissenting Shares, together with any other Losses paid, incurred, suffered or sustained in respect of any Dissenting Shares, including all attorneys’ and consultants’ fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding in respect of Dissenting Shares, in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement;

(v) any amount of Unpaid Company Transaction Expenses, except to the extent that such Unpaid Company Transaction Expenses are taken into account in the calculation of the Final Merger Consideration Amount;

(vi) any amount of Company Indebtedness that remains unpaid by the Company at the Effective Time, except to the extent that such Company Indebtedness is taken into account in the calculation of the Final Merger Consideration Amount;

(vii) any inaccuracy in any information set forth in the Securityholder Schedule;

(viii) (A) any Taxes of the Company for any taxable period ending on or prior to the Closing Date or the pre-Closing portion of a Straddle Period (including, for the avoidance of doubt, all Transaction Payroll Taxes), except to the extent that such Taxes are taken into account in the calculation of the Closing Working Capital Adjustment Amount (it being understood that (x) in the case of Taxes based upon income, sales, proceeds, profits, receipts, wages, compensation or similar items, the Taxes for a Straddle Period shall be apportioned between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period commencing on the day immediately following the Closing Date, based on the actual operations of the Company during such portions of the Straddle Period, and each such portion of such Straddle Period shall be deemed to be a taxable period (whether or not it is in fact a taxable period), and (y) in the case of other Taxes, the portion allocable to the Straddle Period before the Closing Date shall equal the amount of such Taxes for the entire Straddle Period (after giving effect to amounts which may be deducted from or offset against such Taxes with respect to such periods under the relevant Tax law) (or in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period); (B) all liabilities for Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or similar provisions of foreign, state or local Tax Law; and (C) any transfer Taxes arising as a result of the transactions contemplated by this Agreement;

(ix) any failures or errors associated with the qualification, documentation or operation of the Company’s 401(k) plan that may or has already been discovered by Parent or any Governmental Authorities prior to, on or after the Closing, including any Losses for correcting such failures or errors, as determined by Parent in its sole and absolute discretion;

(x) any violations of applicable Legal Requirements arising out of the business or operations of Finnet, the Company’s relationship with Finnet and/or the services provided by Finnet, but only to the extent arising out of Finnet’s business or operations as previously conducted and as currently conducted through the Closing Date; and

(xi) the matters set forth on Schedule 7.2(a)(xi) attached hereto.

(b) The Participating Securityholders (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party.

(c) Any payment made to an Indemnified Party by the Participating Securityholders pursuant to the indemnification obligations under this Article VII shall constitute a reduction in the Final Merger Consideration Amount hereunder.

(d) Notwithstanding any other provision of this Agreement to the contrary, this Article VII (together with Sections 1.13, 1.14 and 1.15) shall be the sole and exclusive remedy of the Indemnified Parties from and after the Effective Time for any claims arising under this Agreement and the Officer’s Certificate, including for all Indemnifiable Matters (which means, for example, that (i) the survival periods and liability limits set forth in this Article VII shall control notwithstanding any statutory or common law provisions or principles to the contrary, (ii) all applicable statutes of limitations or other claims periods with respect to claims for Losses shall be shortened to the applicable claims periods and survival periods set forth herein, and (iii) the Indemnified Parties irrevocably waive any and all rights they may have to make claims against the Participating Securityholders under statutory and common law provisions or principles as a result of any Losses and any and all other Losses incurred by the Indemnified Parties with respect to this Agreement whether or not in excess of the maximum amounts permitted to be recovered pursuant to this Article VII); provided, however, that (i) this Section 7.2(d) shall not be deemed a waiver by any party of any right to specific performance or injunctive relief and (ii) nothing in this Agreement shall limit the liability of a Participating Securityholder (and this Article VII shall not be the sole and exclusive remedy in respect of such Participating Securityholder) in connection with a claim based on Fraud or Intentional Misrepresentation committed by or with the actual knowledge of such Participating Securityholder.

(e) Nothing in this Agreement shall limit the right of Parent or any other Indemnified Party to pursue remedies under any Ancillary Agreement (other than the Officer’s Certificate) against the parties thereto.

7.3 Limitation on Liability.

(a) Except in the case of (i) Fraud or Intentional Misrepresentation, or (ii) indemnification claims for breaches of or inaccuracies in the Special Representations or the Employment Representations, the Indemnified Parties shall not be entitled to recover any Losses pursuant to an indemnification claim under Section 7.2(a)(i) unless and until Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least $150,000.00 in Losses in the aggregate (the “Threshold Amount”), in which case the Indemnified Parties shall be entitled to recover all Losses in excess of the Threshold Amount. For the avoidance of doubt, the limitations set forth in this Section 7.3(a) shall not apply to indemnification claims under clauses (ii) through (xi) of Section 7.2(a), inclusive.

(b) Except in the case of (i) Fraud or Intentional Misrepresentation, or (ii) indemnification claims for breaches of or inaccuracies in the Special Representations, the Indemnified Parties’ sole and exclusive source of recovery for indemnification claims under Section 7.2(a)(i) shall be recourse against the cash held in the Escrow Fund. For the avoidance of doubt, the limitations set forth in this Section 7.3(b) shall not apply to any indemnification claim under clauses (ii) through (xi) of Section 7.2(a), inclusive.

(c) The Indemnified Parties’ first source of recovery for indemnification claims under Section 7.2(a) shall be recourse against the cash held in the Escrow Fund, but if the Escrow Fund is insufficient to satisfy any portion of a Loss for which an indemnification claim has been made under Section 7.2(a)(i) for breaches of or inaccuracies in the Special Representations or for which an indemnification claim has been made under clauses (ii) through (xi) of Section 7.2(a), inclusive, the Indemnified Parties shall be entitled to recover such portion of such Losses in respect of such indemnification claims directly from the Participating Securityholders (the portion of any Loss for which indemnification is not satisfied by the Escrow Fund is referred to as an “Excess Loss”).

(d) Except in the case of Fraud or Intentional Misrepresentation, the maximum amount that the Indemnified Parties may recover for indemnification claims under Section 7.2(a)(i) for breaches of or inaccuracies in the IP Representations shall be limited to a dollar amount equal to thirty percent (30%) of the Final Merger Consideration Amount (inclusive of the Escrow Amount as described below in Section 7.3(e)).

(e) Except in the case of Fraud or Intentional Misrepresentation committed by or with the actual knowledge of such Participating Securityholder and subject to the other limitations set forth in this Section 7.3, the liability of each Participating Securityholder for indemnification claims under Section 7.2(a) shall be limited, in the aggregate, to a dollar amount equal to the aggregate portion of the Final Merger Consideration Amount (including such Participating Securityholder’s Pro Rata Fraction of the Escrow Amount and Representative Expense Amount) payable to such Participating Securityholder pursuant to this Agreement (without regard to any withholding, vesting or other similar limitation applicable to such payments). For clarity, the parties hereto agree and acknowledge that the liability limits in this Section 7.3 are overlapping and inclusive of one another (which means that any higher limit includes all lower limits within such higher limit); by way of illustration, in the event a claim based on a breach of or inaccuracy in the IP Representations is made after the entire Escrow Amount is exhausted for any reason, then the maximum amount that may be recovered from any Participating Securityholder shall be limited to an amount equal to the difference between (i) such Participating Securityholder’s Pro Rata

Fraction of thirty percent (30%) of the Final Merger Consideration Amount and (ii) such Participating Securityholder’s Pro Rata Fraction of the Escrow Amount.

(f) In the case of any indemnification claim under Sections 7.2(a) that is not limited to the recovery of funds from the Escrow Fund pursuant to Sections 7.3(b) and 7.3(c), subject to the limitations set forth in Sections 7.3(b) through 7.3(e), the Indemnified Parties shall be entitled to bring indemnification claims under Sections 7.2(a)(i) through 7.2(a)(xi) as applicable against any or all of the Participating Securityholders for the Excess Losses, and each Participating Securityholder shall be liable for its, his or her Pro Rata Fraction of the Excess Losses in respect of such indemnification claim; provided, however, that that the foregoing shall not limit the liability of a Participating Securityholder who has committed Fraud or Intentional Misrepresentation, or has actual knowledge of Fraud or Intentional Misrepresentation, with respect to such Fraud or Intentional Misrepresentation.

(g) The rights of the Indemnified Parties to indemnification, compensation or reimbursement, payment of Losses or any other remedy under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, compensation or reimbursement, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement.

(h) The amount of any Loss for which indemnification is provided under this Article VII shall be net of any amounts actually recovered by the Indemnified Party under insurance policies or contractual indemnification or contribution provisions with respect to such Loss (net of any costs to recover such payments and any increased premiums resulting therefrom), provided, however, that in the event the Indemnified Parties first recover against the Escrow Fund or the Participating Securityholders for any particular Losses and thereafter recover for the same Losses pursuant to any existing insurance policies and/or contractual indemnification or contribution provisions, then the amount recovered pursuant to such existing insurance policies and/or contractual indemnification or contribution provisions (up to the amount first recovered by the Indemnified Parties) shall be paid to the Participating Securityholders by Parent.

(i) The Indemnified Parties shall act in good faith and a commercially reasonable manner to mitigate any Losses they may pay, incur, suffer or sustain for which indemnification is available hereunder to the extent required by applicable Legal Requirements (which, for the avoidance of doubt, shall not require any Indemnified Party to seek recovery from any third party).

(j) The amount of any Loss arising out of any item included as a liability in calculating the Closing Working Capital shall be calculated net of the amount so included. The amount of any Loss arising out of any reduction in value of any current asset acquired at the Closing shall be calculated net of the reported value of such current asset used in calculating the Closing Working Capital.

(k) No Indemnified Party shall be entitled to double recovery for any adjustments to consideration provided for hereunder or for any indemnifiable Losses even though such Losses may have resulted from the breach of more than one of the representations, warranties, agreements and covenants in this Agreement; provided, however, that the foregoing limitation shall not prevent an Indemnified Party from recovering all Losses to which it is entitled hereunder arising out of the same set of facts and circumstances notwithstanding the fact that an indemnification claim for such Losses is based upon more than one representation, warranty, agreement or covenant.

(l) Notwithstanding anything to the contrary contained in this Agreement, under no circumstances will any party hereto be liable to the other parties hereto for any (i) punitive damages, except to the extent such punitive damages are awarded to a third party pursuant to a Third Party Claim or (ii) consequential, indirect or special damages (except to the extent any of the aforementioned damages described in this clause (ii) (1) are awarded to a third party in connection with a Third Party Claim, (2) were reasonably foreseeable under an objective standard as a direct result of the breach at issue and are proven damages by Parent, (3) result from, arise out of or relate to a breach of, or inaccuracy in, any of the IP Representations or the representations and warranties of the Company contained in Section 2.19), or (4) result from, arise out of or relate to the Indemnifiable Matters set forth in Section 7.2(a)(xi) (and Schedule 7.2(a)(xi)) hereof).

(m) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, nothing in this Section 7.3 or elsewhere in this Agreement shall limit the liability of a Participating Securityholder in connection with a claim based on Fraud or Intentional Misrepresentation committed by, or with the actual knowledge of, such Participating Securityholder.

(n) Any claim for indemnification under this Article VII, and any offer to compromise or settle such claim, must be made on a pro rata basis to all Participating Securityholders (based on their respective Pro Rata Fractions).

(o) Parent hereby acknowledges that other than the representations and warranties made by the Company in this Agreement, the Disclosure Schedule or the Officer’s Certificate, none of the Company, its Affiliates, or any of their representatives make or have made, and Parent is not relying and has not relied on, any representation or warranty, express or implied, at law or in equity, with respect to the Company or the subject matter of this Agreement.

(p) Notwithstanding anything to the contrary herein, in the event that any claim for Losses which are accrued but not yet paid or which are anticipated to be incurred, paid or sustained in the future is resolved in favor of an Indemnified Party pursuant to this Article VII, no amounts shall actually be payable by the Participating Securityholders to such Indemnified Party until after such Losses are actually incurred, paid or sustained; provided, however, that this Section 7.3(p) shall not limit the right of an Indemnified Party to bring any claim for Losses which are accrued but not yet paid or which are anticipated to be incurred, paid or sustained in the future.

7.4 Indemnification Procedure; Escrow Agreement.

(a) Subject to the limitations set forth in Section 7.1, if an Indemnified Party wishes to make an indemnification claim under this Article VII, such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Escrow Agent (with a copy to the Securityholder Representative) (or in the event an Indemnified Party elects to pursue such indemnification claim directly against a Participating Securityholder, to such Participating Securityholder directly) (i) stating that an Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it will pay, incur, suffer or sustain Losses, and (ii) specifying in reasonable detail the individual items of such Losses, the aggregate amount of such Losses, the date each such item was paid, incurred, suffered or sustained, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related. Parent may update an Indemnification Claim Notice from time to time to reflect any new information discovered with respect to the claim set forth in such Indemnification Claim Notice, so long as the delivery of the original Indemnification Claim Notice is made within the applicable claims period and such update (i) continues to satisfy the requirements of this Section 7.4(a) and (ii) only asserts bases for liability reasonably related to the underlying facts and circumstances specifically set forth in such original Indemnification Claim Notice.

(b) If the Securityholder Representative on behalf of the Participating Securityholder (or the Participating Securityholder in the event that indemnification is being sought hereunder directly from such Participating Securityholder) shall not object in writing within the thirty (30)-day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection to the Escrow Agent (with a copy to Parent) containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Securityholder Representative on behalf of the Participating Securityholders (or the applicable Participating Securityholder) that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice. In such event, the Escrow Agent shall promptly release from the Escrow Fund cash equal to the Losses set forth in such Indemnification Claim Notice as directed in such Indemnification Claim Notice.

(c) In the event that the Securityholder Representative (or in the event that indemnification is being sought hereunder directly from a Participating Securityholder, such Participating Securityholder) shall deliver an Indemnification Claim Objection Notice in accordance with Section 7.4(b) within thirty (30) days after its receipt of such Indemnification Claim Notice, the Securityholder Representative (or such objecting Participating Securityholder) and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Representative (or such objecting Participating Securityholder) and Parent should so agree, a letter of direction setting forth such agreement shall be prepared and signed by both parties and, in the case of an indemnification claim to be recovered from the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such letter of direction and make distributions from the Escrow Fund in accordance with the terms thereof. In such event, the Escrow Agent shall promptly release from the Escrow Fund an amount of cash equal to the Losses set forth in such Indemnification Claim Notice as directed by the letter of direction. Should the amount held in the Escrow Fund, if any, be insufficient to satisfy in whole the amount owed to an Indemnified Party in accordance with such letter of direction and this Agreement for an Excess Loss, then each Participating Securityholder shall, within ten (10) Business Days following the date of such letter of direction, pay to the Indemnified Party such Participating Securityholder’s Pro Rata Fraction of such shortfall in cash (subject to the limitations of liability set forth in Section 7.3).

(d) If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Indemnification Claim Objection Notice, either Parent or the Securityholder Representative (or the objecting Participating Securityholder) may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted in the Court of Chancery of the State of Delaware pursuant to the arbitration proceedings set out in 10 Del. C. §349 and the Court of Chancery Rules relating thereto, including Court of Chancery Rules 96, 97, and 98. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid. The decision of the arbitrator as to the validity and amount of any claim in such Indemnification Claim Notice shall be final, conclusive and binding upon the parties to this Agreement and the Participating Securityholders, and shall not be subject to appeal. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute among the Participating Securityholders and the Indemnified Parties under this Article VII, whether relating to claims to recover funds from the Escrow Fund or to the other indemnification obligations set forth in this Article VII.

7.5 Third Party Claims. In the event Parent becomes aware of a third party claim (a “Third Party Claim”) which Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VII, Parent shall reasonably promptly notify the Securityholder Representative (or, in the event indemnification is being sought hereunder directly from a Participating Securityholder, such Participating Securityholder) of such Third Party Claim, and the Securityholder Representative shall be entitled on behalf of the Participating Securityholders (or, in the event indemnification is being sought hereunder directly from a Participating Securityholder, such Participating Securityholder shall be entitled), at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. The Securityholder Representative shall have the right to receive copies of all pleadings, notices and communications with respect to the Third Party Claim to the extent that receipt of such documents by the Securityholder Representative does not affect any privilege relating to the Indemnified Parties. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such Third Party Claim; provided, however, that except with the consent of the Securityholder Representative (or, in the event indemnification is being sought hereunder directly from a Participating Securityholder, such Participating Securityholder), no settlement of any such Third Party Claim shall be determinative of whether an Indemnified Party is entitled to indemnification hereunder in respect of such Third Party Claim or the amount of Losses relating to such matter. In the event that the Securityholder Representative (or, in the event indemnification is being sought hereunder directly from a Participating Securityholder, such Participating Securityholder) has consented to any such settlement, the Participating Securityholders (or, in the event indemnification is being sought hereunder directly from a Participating Securityholder, such Participating Securityholder) shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund in respect of such Third Party Claim. In the event that the Securityholder Representative (or, in the event indemnification is being sought hereunder directly from a Participating Securityholder, such Participating Securityholder) does not consent to any such settlement, and the Indemnified Parties wish to seek indemnification hereunder in respect of such Third Party Claim, then the Indemnified Parties shall make such indemnification claims pursuant to the procedures set forth in Section 7.4.

7.6 Securityholder Representative.

(a) By virtue of the approval and adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, by the Company Stockholders, the acceptance of consideration under this Agreement and/or the completion, execution and delivery of the letters of transmittal contemplated by Section 1.9, each of the Participating Securityholders shall be deemed to have (i) designated Shareholder Representative Services LLC as the representative of the Participating Securityholders (the “Securityholder Representative”), and (ii) agreed that the Securityholder Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Participating Securityholder, with full power in his, her or its name and on his, her or its behalf to give and receive notices and communications in respect of indemnification claims under this Agreement to be recovered against the Escrow Fund, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of any indemnification claims hereunder by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any such indemnification claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any such indemnification claim by any Indemnified Party hereunder against any Participating Securityholder or by any such Participating Securityholder against any Indemnified Party or any dispute between any Indemnified Party and any such Participating Securityholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing or (ii) specifically mandated or permitted by the terms of this Agreement. Such agency may be changed by the Participating Securityholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Securityholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, in the event of a resignation of the Securityholder Representative or other vacancy in the position of Securityholder Representative, such vacancy may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Securityholder Representative. After the Closing, notices or communications to or from the Securityholder Representative shall constitute notice to or from the Participating Securityholders.

(b) The Securityholder Representative shall not be liable for any act done or omitted hereunder as Securityholder Representative while acting in good faith and without gross negligence. The Participating Securityholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Securityholder Representative and hold the Securityholder Representative harmless against any and all Losses arising out of or in connection with the acceptance or administration of the Securityholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Representative and any amounts required to be paid by the Securityholder Representative to the Escrow Agent pursuant to the Escrow Agreement (“Representative Expenses”), in each case, as such Representative Expense is incurred or suffered; provided, that in the event that any such Representative Expense is finally adjudicated to have arisen from the bad faith, gross negligence or willful misconduct of the Securityholder Representative, the Securityholder Representative will reimburse the Participating Securityholders the amount of such Representative Expense attributable to such bad faith, gross negligence or willful misconduct. The Representative Expense Amount shall be available to reimburse the Securityholder Representative for any Representative Expenses. Following the Expiration Date, the Securityholder Representative shall have the right to recover Representative Expenses not previously recovered from the Representative Expense Fund from the Escrow Fund prior to any distribution to the Participating Securityholders (solely from any funds that are not subject to any pending indemnification claims made under this Agreement), and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Representative Expenses actually incurred and not previously recovered. For the avoidance of doubt, while this section allows the Securityholder Representative to be paid from the Representative Expense Fund and Escrow Fund, this Section 7.6(b) shall not limit the obligation of any Participating Securityholder to promptly pay such Representative Expenses as they are incurred. Following the Expiration Date, the resolution of all indemnification claims made under this Agreement and the satisfaction of all such indemnification claims, the Securityholder Representative shall distribute such portion of the Representative Expense Amount that has not been used to reimburse the Securityholder Representative for Representative Expenses, if any, to the Escrow Agent, who will promptly distribute such funds to the Participating Securityholders in accordance with their respective Pro Rata Fractions. A decision, act, consent or instruction of the Securityholder Representative shall constitute a decision of the Participating Securityholders and shall be final, conclusive and binding upon the Participating Securityholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Representative as being the decision, act, consent or instruction of the Participating Securityholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Representative.

(c) Certain Participating Securityholders (the “Advisory Group”) have entered or will enter into a letter agreement with the Securityholder Representative regarding direction to be provided by the Advisory Group to the Securityholder Representative. The Advisory Group shall incur no liability to the Participating Securityholders for any liability incurred by the members of the Advisory Group while acting in good faith and arising out of or in connection with the acceptance or administration of their duties (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith), even if such act or omission constitutes negligence on the part of the Advisory Group or one of its members. This exculpation from liability shall survive the termination of this Agreement.

ARTICLE VIII - TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote):

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by February 15, 2014 (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by either Parent or the Company if (i) a court of competent jurisdiction shall have issued a final and nonappealable order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and (ii) the contravention of such order would have a material adverse effect on Parent (in the case of a termination by Parent) or a Company Material Adverse Effect (in the case of a termination by the Company); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if such party did not use reasonable best efforts to have such order vacated prior to its becoming final and nonappealable;

(d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6.2 would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within fifteen (15) days after written notice thereof to the Company; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Article VI for the benefit of Parent are incapable of being satisfied on or before the End Date; or

(e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 6.1 would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within fifteen (15) days after written notice thereof to Parent; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Article VI for the benefit of the Company are incapable of being satisfied on or before the End Date.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party; provided, however, that nothing herein shall relieve either party from liability for any willful breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement; and provided, further, that the provisions of this Section 8.2 and Article IX shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

ARTICLE IX - MISCELLANEOUS

9.1 Publicity. Neither the Company nor any of its Representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions)

regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Parent; provided, however, that (a) subject to Parent’s prior written consent (which shall not be unreasonably withheld or delayed), venture capital funds and private equity funds that have invested in the capital stock of the Company may make contractually-required communications to their investors (which will contain no more information regarding the subject matter of this Agreement or the transactions contemplated hereby than is so contractually required to be disclosed and shall, in any event, not be inconsistent with any public statements made by Parent regarding the subject matter of this Agreement or the transactions contemplated hereby), (b) the foregoing restrictions in this Section 9.1 shall not prevent any Person from complying with applicable Legal Requirements compelling any such statement or communication (which statements or communications will contain no more information regarding the subject matter of this Agreement or the transactions contemplated hereby than is so legally required to be disclosed) and (c) the foregoing restrictions in this Section 9.1 shall not prevent any Person from making disclosures in dispute resolution proceedings to courts, arbitrators, mediators and other persons involved in such proceedings (e.g., attorneys, expert witnesses).

9.2 Confidentiality. Each of the parties hereto (other than the Securityholder Representative) hereby agrees that the information obtained in any investigation pursuant to Section 4.1 or any information obtained pursuant to the notice requirements of Section 5.2, or otherwise pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement dated as of October 8, 2013, between the Company and Parent. In this regard, the Company acknowledges that the Parent Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions, correspondence or transactions in the Parent Common Stock in violation of applicable securities laws. The Securityholder Representative hereby acknowledges and agrees to the terms of that certain Nondisclosure Agreement entered into by and between the Securityholder Representative and the Company, which shall apply to the information referenced in the first sentence of this Section 9.2 and shall survive the Closing.

9.3 Costs and Expenses.

(a) Company Expenses. If the Merger is not consummated, the Company shall be solely responsible for any and all expenses and costs incurred by the Company in connection with the negotiation, execution, delivery and performance of this Agreement. Prior to the Effective Time, the Company may pay for any and all Company Transaction Expenses, provided that such payments are fully reflected in the calculation of Closing Cash. Any Unpaid Company Transaction Expenses shall be reflected in the Closing Statement.

(b) Parent Expenses. Parent shall be solely responsible for any and all expenses and costs incurred by Parent or any of its Affiliates in connection with the negotiation, execution, delivery and performance of this Agreement.

9.4 Amendment. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective boards of directors at any time prior to the Closing Date (notwithstanding any stockholder approval); provided, however, that after approval of the transactions contemplated hereby by the Company Stockholders, no amendment shall be made which pursuant to applicable Legal Requirement requires further approval by such Company Stockholders without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

9.5 Extension; Waiver.

(a) At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective boards of directors, to the extent permitted by applicable Legal Requirement, extend the time for the performance of any of the obligations or other acts of the parties. Any agreement on the part of a party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

(b) At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective boards of directors, to the extent permitted by applicable Legal Requirements, (i) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto or (ii) subject to applicable Legal Requirements, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

9.6 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or e-mail transmission (in each case with receipt verified by e-mail or otherwise), or (c) one (1) Business Day after being sent by courier or express delivery service, provided that in each case the notice or other communication is sent to the address, facsimile telephone number or e-mail address set forth beneath the name of such party below (or to such other address, facsimile telephone number or e-mail address as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

LifeLock, Inc.

60 E. Rio Salado Parkway

Suite 400

Tempe, Arizona 85281

Attention:	Clarissa Cerda
Facsimile:	(480) 907-2944

E-mail: clarissa.cerda@lifelock.com

with a copy to (which shall not constitute notice):

Greenberg Traurig, LLP

2375 East Camelback Road

Suite 700

Phoenix, Arizona 85016

Attention:	Brian H. Blaney
Facsimile:	(602) 445-8603

E-mail: blaneyb@gtlaw.com

if to the Company (prior to the Closing):

364 University Ave.

Palo Alto, CA 94301

Attention:	Chief Executive Officer

E-mail: wenceslao.casares@lemonhq.com

if to the Securityholder Representative:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Attention:	Managing Director
Facsimile:	(303) 623-0294

E-mail: deals@shareholderrep.com

in the case of notices to the Company (prior to the Closing) or to the Securityholder Representative (after the Closing), with a copy to (which shall not constitute notice):

Fenwick & West LLP

801 California Street

Mountain View, California 94041

Attention:	Sayre E. Stevick and Andrew Y. Luh
Facsimile:	(650) 938-5200

E-mail: sstevick@fenwick.com and aluh@fenwick.com

9.7 Governing Law. The provisions of this Agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Delaware (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Subject to Section 7.4(d), each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in connection with any matter based upon or arising out of this Agreement, the Merger and the other transactions contemplated by this Agreement or any other matters contemplated herein (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Subject to Section 7.4(d), each party agrees not to commence any legal proceedings related hereto except in such Court of Chancery (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in any federal court within the State of Delaware). By execution and delivery of this Agreement, subject to Section 7.4(d), each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under the this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable law. The parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (b) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (c) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

9.8 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

9.9 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.10 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Disclosure Schedules, the Ancillary Agreements and the documents and instruments and other agreements among the parties hereto referenced herein constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and are not intended to confer upon any other person any rights or remedies hereunder.

9.11 Binding Effect and Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the Parent (in the case of an assignment by the Company) or the Company (in the case of an assignment by the Parent or Merger Sub), and any such assignment without such prior written consent shall be null and void; provided, however, that no assignment shall limit the assignor’s obligations hereunder; and provided, further, that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.12 Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise. However, following the Closing Section 1.15(c) and Section 7.2(d) shall exclusively control regarding remedies under this Agreement.

9.13 References and Construction.

(a) Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification of the Person may require. References to monetary amounts, specific named statutes and GAAP are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States GAAP, respectively, unless the context otherwise requires. When a reference is made in this Agreement to an exhibit or schedule, such reference shall be to a schedule or exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an article or a section, such reference shall be to an article or a section of this Agreement unless otherwise indicated.

The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted, and no rule of strict construction shall be applied against any party. Each of the parties acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

9.14 No Third Party Beneficiaries. Except for the provisions of Section 5.8, nothing in this Agreement is intended to, or shall be construed to, confer upon any other person any rights or remedies hereunder.

9.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties agree that this Agreement shall be legally binding upon the electronic transmission, including by electronic mail or facsimile or .pdf files, by each party of a signed signature page to this Agreement to the other party.

9.16 Attorneys’ Fees. Subject to Section 1.14 hereof, in the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys’ fees (and sales taxes thereon, if any), including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.

9.17 Risk of Loss. Prior to the Closing, the risk of loss of damage to, or destruction of, any and all of the Company’s assets, including, without limitation, the Properties, shall remain with the Company, and the legal doctrine known as the “Doctrine of Equitable Conversion” shall not be applicable to this Agreement or to any of the transactions contemplated hereby.

9.18 Conflict of Interest. If the Securityholder Representative so desires, acting on behalf of the Participating Securityholders and without the need for any consent or waiver by the Company or Parent, Fenwick shall be permitted to represent the Participating Securityholders after the Closing in connection with any matter, including without limitation, anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Fenwick shall be permitted to represent the Participating Securityholders, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Parent, the Company or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Fenwick, unless and to the extent Fenwick is specifically engaged in writing by Parent to represent the Company after the Closing and either such engagement involves no conflict of interest with respect to the Participating Securityholders or the Securityholder Representative consents in writing at the time to such engagement. Any such representation of the Company by Fenwick after the Closing shall not affect the foregoing provisions hereof. Parent further agrees that, as to all communications among Fenwick and the Company, the Participating Securityholders and/or the Securityholder Representative and their respective Affiliates

(individually and collectively, the “Seller Group”) that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the exception of client confidence belongs solely to the Securityholder Representative and may be controlled only by the Securityholder Representative and shall not pass to or be claimed by Parent or the Company, because the interests of Parent and its Affiliates were directly adverse to the Company, the Participating Securityholders and the Securityholder Representative at the time such communications were made. This right to the attorney-client privilege shall exist even if such communications may exist on the Company’s computer system or in documents in the Company’s possession. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Company, and a Person other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure to such third-party of confidential communications by Fenwick to the Company; provided, however, that the Company may not waive such privilege without the prior written consent of the Securityholder Representative.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PARENT:

LIFELOCK, INC.

By:	/s/ Todd Davis
Name:	Todd Davis
Title:	Chairman and Chief Executive Officer

MERGER SUB:

LAVENDER ACQUISITION CORPORATION

By:	/s/ Todd Davis
Name:	Todd Davis
Title:	Chairman and Chief Executive Officer

THE COMPANY:

LEMON, INC.

By:	/s/ Wenceslao Casares
Name:	Wenceslao Casares
Title:	Chief Executive Officer

SECURITYHOLDER REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Securityholder Representative

By:	/s/ Mark B. Vogel
Name:	Mark B. Vogel
Title:	Managing Director

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EXHIBIT A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

“Action” shall mean any action, suit, claim, charge, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, audit, investigation, hearing, complaint, demand, proceeding or other similar dispute by or before a Governmental Authority, arbitrator or mediator.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. The term “Control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

“Affiliated Group” shall mean any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

“Aggregate Closing Share Consideration” shall mean an amount in cash equal to (a) Aggregate Share Consideration, minus (b) $363,727.27 of the Founder Stock Amount, minus (c) the Purchaser Stock Amount.

“Aggregate Closing Option Consideration” shall mean an amount in cash equal to (a) Aggregate Option Consideration, minus (b) $295,354.51 of the Founder Stock Amount.

“Aggregate Share Consideration” shall mean the sum of the Aggregate Series A-1 Consideration, the Aggregate Series A-2 Consideration, the Aggregate Series A-3 Consideration, the Aggregate Series A-4 Consideration and the Aggregate Common Consideration.

“Ancillary Agreements” shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which banks are required or authorized to close in the State of Delaware.

“Capital Stock” shall mean, collectively, the Common Stock and the Preferred Stock.

“Closing Cash” shall mean the amount of any unrestricted cash and cash equivalents of the Company as of 12:01 a.m., Pacific time, on the morning of the Closing Date, less the amount of cash and cash equivalents necessary to cover outstanding checks which have been mailed or otherwise delivered by the Company prior to such time but have not cleared.

“Closing Company Share Number” shall mean the sum of (a) the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time, (b) the aggregate number of shares of Common Stock issuable upon the conversion of shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-4 Preferred Stock outstanding immediately prior to the Effective Time, and (c) the aggregate number of shares of Common Stock issuable upon exercise of all Stock Options outstanding immediately prior to the Effective Time (excluding for the avoidance of doubt, Unvested Stock Options held by Persons that are not Continuing Employees that will be terminated and cancelled at the Effective Time pursuant to Section 1.8(b)(iii) of the Agreement).

“Closing Indebtedness” shall mean the aggregate amount of all outstanding Company Indebtedness as of 12:01 a.m., Pacific time, on the morning of the Closing Date.

“Closing Working Capital” shall mean the Working Capital as of 12:01 a.m., Pacific time, on the morning of the Closing Date.

“Closing Working Capital Adjustment Amount” shall mean the amount, if any, by which the Closing Working Capital is less than the Target Working Capital. For purposes of clarity, if the amount referenced in Closing Working Capital is greater than or equal to the Target Working Capital, the Closing Working Capital Adjustment Amount shall be deemed to equal zero.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

“Company Indebtedness” shall mean the aggregate amount (including the current portions thereof) of all indebtedness of the Company for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, whether current or funded, or secured or unsecured, including (a) all obligations of the Company evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (b) all indebtedness of the Company created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (c) all indebtedness of the Company secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (d) all obligations under leases which have been or must be, in accordance with GAAP, recorded as capital leases in respect of which the Company is liable as lessee, (e) any liability of the Company in respect of banker’s acceptances or letters of credit (but only to the extent drawn), (f) all interest, fees, prepayment premiums and other expenses owed with respect to the indebtedness referred to above, and (g) all indebtedness referred to above which is directly or indirectly guaranteed by the Company or which the Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Company Intellectual Property” shall mean all Intellectual Property owned or purported to be owned the Company.

“Company Material Adverse Effect” shall mean any change, effect, circumstance, development or event that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on (a) the business, assets, liabilities, operations or results of operations or condition (financial or otherwise) of the Company; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) any adverse effect resulting directly or indirectly from general business or economic conditions (so long as the Company is not affected thereby in a materially disproportionate manner); (ii) any adverse effect resulting directly or indirectly from conditions generally affecting any industry or industry sector in which the Company operates or competes (so long as the Company is not affected thereby in a materially disproportionate manner); (iii) any adverse effect resulting directly or indirectly from the announcement, execution or delivery of the Agreement or the pendency or consummation of the Merger; (iv) acts of war, sabotage or terrorism in the United States or any other country or region in the world; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; or (vi) any changes in applicable Legal Requirements or changes in GAAP or other accounting standards, or the interpretation thereof (so long as the Company is not affected thereby in a materially disproportionate manner); or (b) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

“Company Products” shall mean the products and services developed (including products and services under development), delivered, made commercially available, marketed, distributed, supported, sold or licensed out by or on behalf of the Company since its inception, or which the Company intends to manufacture, deliver, make commercially available, market, distribute, support, sell, import for resale or license out within twelve (12) months after the date hereof.

“Company Software” shall mean any Software that is part of, is distributed with or provided by subscription by the Company, including any Software used in the design, development, manufacturing, production, testing, maintenance or support of any Company Products, but excluding any third party software that is commercially available for a total license fee of no more than $25,000.

“Company Stockholders” shall mean the holders of Capital Stock.

“Company Technology” shall mean all Technology owned or purported to be owned by the Company.

“Company Transaction Expenses” shall mean, without duplication, all fees and expenses incurred or to be incurred by or on behalf of the Company in connection with this Agreement, the Merger and the other transactions contemplated hereby, including (a) all legal, accounting, financial advisory, consulting, finders and all other fees and expenses of third parties incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement, the Merger and the other transactions contemplated hereby (including all investment banking fees, commission and expenses payable or reimbursable to the Company Investment Bankers), (b) any termination, pre-payment, balloon or similar fees or payments (including penalties) of the Company on account of outstanding Company Indebtedness, or resulting from the early termination of Contracts, resulting from, or in connection with, the Merger and the other transactions contemplated hereby (it being understood that this clause (b) shall not include any amounts included in Closing Indebtedness), (c) any bonus, severance, change-in-control or similar payment obligations of the Company resulting from, or in connection with, the consummation of the Merger and the other transactions contemplated hereby (other than “double trigger” payments where the second trigger is not satisfied as of the Closing), (d) any payments to third parties under any Contract of the Company triggered by the Merger or any other transactions contemplated hereby, or any payment or consideration arising under or in relation to obtaining any consents, waivers or approvals of any third party under any Contract of the Company required to be obtained in connection with the Merger or any other transactions contemplated hereby in order for any such Contract to remain in full force and effect following the Closing or resulting from agreed-upon modification or early termination of any such Contract, or (e) any liquidation charges, surrender charges or other fees arising out of or resulting from the termination of the Company’s 401(k) Plan.

“Continuing Employees” shall mean the New U.S. Employees and the New Argentina Employees.

“Contracts,” when described as being those of or applicable to any Person, shall mean any and all legally binding written or oral contracts, agreements, commitments, franchises, understandings,

arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, approvals or other instruments or undertakings to which such Person is a party or to which or by which such Person or the property of such Person is subject or bound.

“Development Agreement” shall mean that certain Development Agreement, dated as of October 28, 2013, between Parent and the Company.

“Environmental Law” shall mean all existing and applicable Legal Requirements of federal, state and local Governmental Authorities concerning pollution or protection of the environment, public health and safety or employee health and safety, including Legal Requirements relating to emissions, discharges, releases or threatened releases of Hazardous Materials into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to Hazardous Materials.

“Equity Plan” shall mean the Company’s 2008 Equity Incentive Plan, as amended.

“Escrow Agent” shall mean Wilmington Trust, N.A.

“Escrow Amount” shall mean an amount in cash equal to $6,000,000.00.

“Estimated Merger Consideration Amount” shall mean an amount equal to: (a) $45,000,000, plus (b) the aggregate cash exercise price payable upon the exercise in full of all Vested Stock Options outstanding and unexercised immediately prior to the Effective Time, plus (c) the Estimated Closing Cash, minus (d) the Estimated Closing Indebtedness, minus (e) the Estimated Unpaid Company Transaction Expenses, minus (f) the Estimated Closing Working Capital Adjustment Amount.

“Exchange Ratio” shall mean the quotient obtained by dividing (a) the Final Per Share Common Consideration by (b) the Parent Trading Price.

“Final Merger Consideration Amount” shall mean an amount equal to: (a) $45,000,000, plus (b) the aggregate cash exercise price payable upon the exercise in full of all Vested Stock Options outstanding and unexercised immediately prior to the Effective Time, plus (c) the Final Closing Cash, minus (d) the Final Closing Indebtedness, minus (e) the Final Unpaid Company Transaction Expenses, minus (f) the Final Closing Working Capital Adjustment Amount.

“Final Per Share Common Consideration” shall mean the quotient of (a) (i) the Final Merger Consideration Amount minus (ii) the Aggregate Series A-3 Consideration, divided by (b) Closing Company Share Number.

“Financial Statements” shall mean balance sheets and related statements of income and cash flows.

“Finnet” shall mean Finnet S.A., an Argentinean company.

“Finnet Consultants” shall mean Martin Apesteguia, Fabian Cuesta, and Federico Murrone.

“Founder” shall mean Wenceslao Casares.

“Fraud” shall mean fraud under Delaware law (including the requisite element of knowledge or belief that the representation was false or that the representation was made with reckless indifference to the truth).

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Authorities” shall mean any national, federal, regional, state, provincial, local or foreign or other governmental authority or instrumentality, legislative body, court, administrative agency, regulatory body, commission or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority.

“Hazardous Material” shall mean all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “Hazardous wastes,” “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Intellectual Property” shall mean the following items of intangible property anywhere in the world:

(a) patents, whether in the form of utility patents or design patents and all pending applications for such patents;

(b) trademarks, trade names, service marks, designs, logos, trade dress and trade styles, whether or not registered, and all pending applications for registration of the same;

(c) copyrights, whether or not registered, and all pending applications for registration of the same;

(d) inventions, research records, trade secrets, confidential information, product designs, engineering specifications and drawings, technical information, formulae, customer lists, supplier lists and market analyses;

(e) domain names and web addresses;

(f) any registrations or applications for registration for any of the foregoing, including any divisions, continuations, continuations-in-part, renewals, reissuances and extensions (as applicable);

(g) analogous rights to those set forth above; and

(h) computer programs, including, without limitation, computer programs embodied in semiconductor chips or otherwise embodied, and related flow-charts, programmer notes, updates and data, whether in object or source code form.

“Intentional Misrepresentation” shall mean intentional misrepresentation under Delaware law (including the requisite element of knowledge or belief that the representation was false or that the representation was made with reckless indifference to the truth).

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge of the Company” shall mean the actual knowledge of any of Wenceslao Casares, Cynthia McAdam, Mary Chan, Federico Murrone, Martin Apesteguia or Fabian Cuesta with respect to the matter in question, and such knowledge as any of Wenceslao Casares, Cynthia McAdam, Mary Chan, Federico Murrone, Martin Apesteguia or Fabian Cuesta reasonably should have obtained upon diligent investigation and inquiry under the circumstances into the matter in question.

“Legal Requirements,” when described as being applicable to any Person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such Person or such Person’s business, operations or Properties.

“Liens” shall mean all liens, mortgages, pledges, adverse claims, charges, security interests, encumbrances or other restrictions or limitations whatsoever other than Permitted Liens.

“Parent Common Stock” shall mean the common stock, par value $0.001 per share, of Parent.

“Parent Option” shall mean an option to purchase shares of Parent Common Stock issued pursuant to Sections 1.8(b)(i) and 1.8(b)(ii) in connection with the assumption of an Unvested Stock Option.

“Parent Trading Price” shall mean the average closing sales price of one (1) share of Parent Common Stock as reported on the New York Stock Exchange for the ten (10) consecutive trading days ending on the date that is two (2) trading days immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Participating Securityholders” shall mean the holders of Common Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock and Vested Stock Options, other than holders of Dissenting Shares.

“Per Share Common Consideration” shall mean the quotient of (a) (i) the Estimated Merger Consideration Amount minus (ii) the Aggregate Series A-3 Consideration, divided by (b) Closing Company Share Number.

“Per Share Series A-3 Liquidation Preference” shall mean $4.3533.

“Permits” shall mean any and all permits, concessions, grants, franchises, rights, approvals, licenses, authorizations, legal status, or orders under any Legal Requirement or otherwise granted by any Governmental Authority.

“Permitted Liens” shall mean (i) statutory liens for Taxes that are not yet due and payable, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Legal Requirements, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (v) any minor imperfection of title or similar liens, charges or encumbrances affecting real property which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of the real property subject to such lien, charge or encumbrance or the use of such real property in the conduct of the business of the Company, (vi) non-exclusive licenses granted by the Company in the ordinary course of business consistent with past practice with respect to Intellectual Property, and (vii) customary contractual restrictions or limitations (such as prohibitions on reverse engineering, etc. but not limitations of the type that would require disclosure under Section 2.16(a)(vi) of the Agreement) on the exercise of any license or other rights under any third-party Intellectual Property.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

“Personal Data” shall mean any piece of information that allows the identification of a natural person, including, without limitation, a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number or other government issued identification number, passport number, financial account number or credit or debit card number.

“Preferred Stock” shall mean, collectively, the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock and Series A-4 Preferred Stock.

“Pro Rata Fraction” shall, with respect to each Participating Securityholder, be equal to the quotient obtained by dividing (a) the portion of the Estimated Merger Consideration Amount payable to such Participating Securityholder by (b) the aggregate amount of the Estimated Merger Consideration Amount payable to all Participating Securityholders.

“Properties” shall mean any and all properties and assets (real, personal or mixed, tangible or intangible) owned or used by the applicable Person.

“Registered IP” shall mean all Intellectual Property that is registered, filed or issued under the authority of any Governmental Authority, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

“Representative Expense Amount” shall mean an amount in cash equal to $300,000.00.

“Series A-1 Preferred Stock” shall mean the Series A-1 Preferred Stock, par value $0.001 per share, of the Company.

“Series A-2 Preferred Stock” shall mean the Series A-2 Preferred Stock, par value $0.001 per share, of the Company.

“Series A-3 Preferred Stock” shall mean the Series A-3 Preferred Stock, par value $0.001 per share, of the Company.

“Series A-4 Preferred Stock” shall mean the Series A-4 Preferred Stock, par value $0.001 per share, of the Company.

“Software” shall mean computer programs, including, without limitation, computer programs embodied in semiconductor chips or otherwise embodied, and related flow-charts, programmer notes, updates and data, whether in object or source code form.

“Stock Options” shall mean all options to purchase or acquire shares of Common Stock (whether or not vested), including options granted under the Equity Plan and the Non-Plan Stock Option.

“Stockholder Agreements” shall mean (a) the Amended and Restated Investors’ Rights Agreement, dated as of May 3, 2012, among the Company and each “Investor” named therein, (b) the

Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of May 3, 2012, among the Company, the “Investors” named therein and the “Key Holders” named therein, and (c) the Amended and Restated Voting Agreement, dated as of May 3, 2012, among the Company and the “Stockholders” named therein.

“Target Working Capital” shall mean $0.

“Tax” shall mean (a) any federal, state, local or foreign income, gross receipts, license, payroll, employment, unclaimed property, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), vehicle, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and any amounts payable pursuant to the determination or settlement of an audit, and (b) liability of any or all of the Entities for the payment of any amounts of the type described in clause (a) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof filed or required to be filed with a Governmental Authority.

“Technology” shall mean all tangible items related to, constituting, disclosing or embodying any or all of the following, including all versions thereof and all technology from which such items were derived, including (a) works of authorship including computer programs, whether in source code or in executable code form, architecture and documentation, (b) inventions (whether or not patentable), technology, discoveries and improvements, (c) proprietary and confidential information, trade secrets and know how, (d) databases, data compilations and collections, and customer and technical data, (e) methods and processes, and (f) devices, prototypes, designs and schematics.

“Transaction Payroll Taxes” shall mean the employer portion of payroll or employment Taxes incurred in connection with any bonuses, option cashouts or other compensatory payments in connection with the transactions contemplated by this Agreement (but excluding compensatory payments for services performed after the Closing Date or that vest after the Closing Date).

“Treasury Regulations” shall mean the regulations currently in force as final or temporary that have been issued by the U.S. Department of Treasury under its authority under the Code, and any successor regulations.

“Unpaid Company Transaction Expenses” shall mean the Company Transaction Expenses that remain unpaid by the Company as of 12:01 a.m., Pacific time, on the morning of the Closing Date.

“Unvested Common Stock” shall mean any shares of Common Stock issued and outstanding immediately prior to the Effective Time that are unvested. For purposes of this Agreement, a share of Common Stock shall be deemed “unvested” if such share is not vested or is subject to a repurchase option, risk of forfeiture or other condition under any applicable stock option agreement, restricted stock purchase agreement or other agreement with the Company.

“Unvested Stock Option” is the portion of any Stock Option that is not vested as of immediately prior to the Effective Time.

“Vested Stock Option” shall mean the portion of any Stock Option that is vested as of immediately prior to the Effective Time (but after giving effect to any acceleration of such Stock Options triggered by the consummation of the transactions contemplated by this Agreement).

“Working Capital” shall mean the remainder, if any, of (a) the total current assets of the Company (excluding any Closing Cash and current or deferred Tax assets), minus (b) the total current liabilities of the Company (excluding any Closing Indebtedness, Company Transaction Expenses, Transaction Payroll Taxes and any other current or deferred Tax liabilities), in each case calculated in accordance with GAAP applied on a basis consistent with the accounting policies, practices and procedures used to prepare the Company’s December 31, 2012 balance sheet included in the Company Financial Statements.